EXHIBIT 99.1

ITEM 6.  Selected Consolidated Financial Data.The selected consolidated financial data shown below has been taken or derived from the audited consolidated financial statements of the Company and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included herein (in thousands, except per share data).

	Year Ended December 31,
	2004	2005	2006	2007	2008

Consolidated Statements of Operations Data:
Revenues	$432,080	$430,788	$455,775	$444,919	$495,834
Costs and expenses:
Cost of revenues, excluding depreciation and amortization	217,605	226,294	244,254	235,471	261,753
Selling, general and administrative expenses	48,142	48,077	53,955	57,049	62,728
Employment agreement costs	2,064	366	—	—	—
Severances and related costs	1,223	826	745	682	636
Loss on extinguishment of debt	44,393	—	—	—	61
Depreciation expense	80,488	82,505	83,397	82,703	87,728
Amortization expense	3,522	3,954	4,933	5,195	8,696
Interest expense and other, net	44,502	34,203	41,078	42,362	48,392
Other (income) and expense, net	(484)	(399)	45	(579)	(872)
Total costs and expenses	441,455	395,826	428,407	422,883	469,122

(Loss) income before income taxes and earnings from unconsolidated investees	(9,375)	34,962	27,368	22,036	26,712
Income tax (benefit) expense	(6,955)	14,758	12,032	11,644	11,764
Earnings from unconsolidated investees	(4,029)	(3,343)	(5,371)	(7,567)	(4,605)
Net income	1,609	23,547	20,707	17,959	19,553
Less: Net income attributable to noncontrolling interest, net of tax	(2,373)	(1,718)	(2,075)	(1,727)	(3,030)
Net (loss) income attributable to Alliance HealthCare Services, Inc.	$(764)	$21,829	$18,632	$16,232	$16,523

(Loss) earnings per common share attributable to Alliance HealthCare Services, Inc.:
Basic	$(0.02)	$0.44	$0.37	$0.32	$0.32
Diluted	$(0.02)	$0.43	$0.37	$0.31	$0.32

Weighted average number of shares of common stock and common stock equivalents:
Basic	48,350	49,378	49,780	50,563	51,296
Diluted	48,350	50,262	50,335	51,582	52,159

Consolidated Balance Sheet Data (at end of period):
Cash and cash equivalents	$20,721	$13,421	$16,440	$120,892	$73,305
Total assets	622,198	675,342	664,526	849,807	883,723
Long-term debt, including current maturities	575,664	579,582	529,425	670,796	662,562
Stockholders’ (deficit) equity	(64,082)	(35,856)	(12,598)	8,079	28,993

Item 7.    Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Overview

We are a leading national provider of outpatient diagnostic imaging services, based upon annual revenue and number of diagnostic imaging systems deployed, and are a provider of radiation oncology services. Our principal sources of revenue are derived from magnetic resonance imaging (“MRI”) and positron emission tomography/computed tomography (“PET/CT”). We provide imaging and therapeutic services primarily to hospitals and other healthcare providers on a shared- service and full-time service basis. We also provide services through a growing number of fixed-site imaging centers, primarily to hospitals or health systems. Our services normally include the use of our imaging systems, technologists to operate the systems, equipment maintenance and upgrades and management of day-to-day shared-service and fixed-site diagnostic imaging operations. We also provide non scan-based services, which includes only the use of our imaging systems under a short-term contract. We have also leveraged our leadership in MRI and PET/CT to expand into radiation oncology. Our radiation oncology business is operated through our wholly-owned subsidiary, Alliance Oncology, LLC (“AO”), and includes a wide range of services for cancer patients covering initial consultation, preparation for treatment, simulation of treatment, actual radiation oncology delivery, therapy management and follow-up care. Our services include the use of our linear accelerators, therapists to operate such systems, administrative staff, equipment maintenance and upgrades, and management of day-to-day operations. We also provide stereotactic radiation oncology services through our wholly-owned subsidiary, Alliance Radiosurgery, LLC.

MRI and PET/CT services generated 54% and 34% of our revenue, respectively, for the year ended December 31, 2008, 60% and 31% of our revenue, respectively, for the year ended December 31, 2007 and 62% and 29% of our revenue, respectively, for the year ended December 31, 2006. The remaining revenue was comprised of radiation oncology revenue and other modality diagnostic imaging services revenue, primarily computed tomography (“CT”) and management contract revenue. We had 505 diagnostic imaging and radiation oncology systems, including 301 MRI systems and 114 positron emission tomography (“PET”) or PET/CT systems and served over 1,000 clients in 46 states at December 31, 2008. We operated 105 fixed-site imaging centers (four in unconsolidated joint ventures), which constitutes systems installed in hospitals or other medical buildings on or near hospital campuses, including modular buildings, systems installed inside medical groups’ offices, and free-standing fixed-site imaging centers, which includes systems installed in a medical office building, ambulatory surgical center, or other retail space at December 31, 2008. Of the 105 fixed-site imaging centers, 82 were MRI fixed-site imaging centers, 12 were PET or PET/CT fixed-site imaging centers, seven were other modality fixed-site imaging centers and four were in unconsolidated joint ventures. We also operated 21 radiation oncology centers and stereotactic radiosurgery facilities (including two radiation oncology centers in unconsolidated joint ventures) at December 31, 2008.

Approximately 79%, 89% and 87% of our revenues for the years ended December 31, 2008, 2007 and 2006, respectively, were generated by providing services to hospitals and other healthcare providers, which we refer to as wholesale revenues. Our wholesale revenues are typically generated from contracts that require our clients to pay us based on the number of scans we perform on patients on our clients’ behalf, although some pay us a flat fee for a period of time regardless of the number of scans we perform. Wholesale payments are due to us independent of our clients’ receipt of retail reimbursement from third-party payors, although receipt of reimbursement from third-party payors may affect demand for our services. We typically deliver our services for a set number of days per week through exclusive, long-term contracts with hospitals and other healthcare providers. The initial terms of these contracts average approximately three years in length for mobile services and approximately five to 10 years in length for fixed-site arrangements. These contracts often contain automatic renewal provisions and certain contracts have cancellation clauses if the hospital or other healthcare provider purchases their own system. We price our contracts based on the type of system used, the scan volume, and the number of ancillary services provided. Pricing is also affected by competitive pressures.

Approximately 21%, 11% and 13% of our revenues for the years ended December 31, 2008, 2007 and 2006, respectively, were generated by providing services directly to patients from our sites located at or near hospitals or other healthcare provider facilities, which we refer to as retail revenue. Our revenue from these sites is generated from direct billings to patients or their third-party payors, including Medicare, which are recorded net of contractual discounts and other arrangements for providing services at discounted prices. We typically charge a higher price per scan under retail billing than we do under wholesale billing.

Fixed-site imaging centers and radiation oncology centers can be structured as either wholesale or retail arrangements. Revenues from these centers are included in both our wholesale or retail revenues, respectively.

For services for which we bill Medicare directly, we are paid under the Medicare Physician Fee Schedule, which is updated on an annual basis. Under the Medicare statutory formula, payments under the Physician Fee Schedule would have decreased for the past several years if Congress failed to intervene. For example, for 2008, the fee schedule rates were to be reduced by approximately 10.1%. The Medicare, Medicaid and SCHIP Extension Act of 2007 eliminated the 10.1% reduction for 2008 and increased the annual payment rate update by 0.5%. This increase to the annual Medicare Physician Fee Schedule payment update was effective only for Medicare claims with dates of service between January 1, 2008 and June 30, 2008. Beginning July 1, 2008, under the Medicare Improvement for Patients and Providers Act of 2008 (“MIPPA”), the 0.5% increase was continued for the rest of 2008.

In addition, MIPPA established a 1.1% increase to the Medicare Physician Fee Schedule payment update for 2009. MIPPA also modified the methodology by which the budget neutrality formula was applied to the 2009 physician fee schedule payment rates, however, resulting in an overall reduction in payment rates for services performed by many specialties, including an estimated 3% reduction for radiation oncology and 1% reduction for nuclear medicine. The impact of the payment rates on specific companies depends on their service mix. At this time, we estimate slight decreases in rates for our radiation oncology business but cannot predict the full impact the rate reductions will have on our future revenues or business. Also with respect to MIPPA, the legislation requires all suppliers that provide the technical component of diagnostic MRI, CT, PET and nuclear medicine to be accredited by an accreditation organization designated by the Centers for Medicare and Medicaid Services (“CMS”) by January 1, 2012. Though CMS has not yet designated the accreditation organizations, all our facilities are accredited by The Joint Commission.

A number of other legislative changes impact our retail business. For example, the Deficit Reduction Act of 2005 (“DRA”) imposed caps on Medicare payment rates for certain imaging services, furnished in physician’s offices and other non-hospital based settings. The caps impact MRI, PET, and certain imaging services performed in conjunction with radiation therapy, including certain IGRT services and diagnostic imaging services used to plan IMRT. Under the cap, payments for specified imaging services cannot exceed the hospital outpatient payment rates for those services. This change applied to services furnished on or after January 1, 2007. The limitation is applicable to the technical components of the diagnostic imaging services only, which is the payment we receive for the services for which we bill directly under the Medicare Physician Fee Schedule. CMS issues on an annual basis the hospital outpatient prospective payment (“HOPPS”) rates, which are used to develop the caps. The reimbursement for the technical component under the Physician Fee Schedule generally allows for higher reimbursement than under HOPPS. The implementation of this reimbursement reduction contained in the DRA had a significant effect on our financial condition and results of operations in 2007, whereas the changes from 2007 to 2008 were limited.

In addition, as indicated above, the HOPPS payments are the amounts received by our hospital clients for hospital outpatient services. On November 1, 2007, CMS released its final determination of Medicare Part B HOPPS reimbursement rates for PET and PET/CT imaging procedures, effective January 1, 2008. For 2008, the national payment rate for nonmyocardial PET and PET/CT scans was $1,057 per scan and the national payment rate for myocardial PET scans was $1,400 per scan. In its final 2008 HOPPS reimbursement rates, CMS also bundled the PET and PET/CT payment for radiopharmaceuticals with the payment for the PET and PET/CT scan. In addition, CMS reduced the 2008 national Medicare HOPPS rate for MRI scans by approximately 3%. The 2008 national Medicare HOPPS payment rates for stereotactic radiosurgery treatment delivery services ranged from $1,057 to $8,055, depending on the level of service. On October 30, 2008, CMS released its 2009 national Medicare HOPPS payment rates, effective January 1, 2009. For nonmyocardial PET and PET/CT, the 2009 payment rate is $1,037 per scan. For myocardial PET procedures, the 2009 payment rate is $1,157 per scan. For stereotactic radiosurgery treatment delivery services, the 2009 payment rates range from $952 to $7,642, depending on the level of service.

For full year 2006, we estimate that approximately 5.6% of our revenue was billed directly to the Medicare program. If the DRA had been in effect for full year 2006, we estimate the reduction in Medicare revenue due to the DRA reimbursement rate decrease would have reduced revenue by approximately $9.7 million and the PET and PET/CT Medicare

HOPPS reduction would have reduced revenue by approximately $2.8 million. Combined, the DRA and PET and PET/CT Medicare HOPPS rate reductions would have negatively impacted our 2006 revenue and did impact our 2007 revenue by a total of approximately $12.5 million and $14.0 million, respectively. For 2008, however, the DRA and the net Medicare rate reductions in HOPPS have not had a material negative effect on revenue and earnings, and we do not believe that such changes will have a material negative effect on revenue and earnings for 2009. Also to date, in 2008, we did not face an increase in pressure in wholesale pricing for PET and PET/CT as a result of the reductions in Medicare reimbursement rates from the implementation of the DRA and revised PET and PET/CT reimbursements under HOPPS. At this time, however, we cannot predict the impact the rate reductions will have on our future revenues or business.

Furthermore, with respect to the final Medicare Physician Fee Schedule Rule for calendar year 2009, CMS announced additional performance standards for suppliers of mobile diagnostic services. The final rule requires suppliers of mobile diagnostic services under certain circumstances to enroll in Medicare and bill directly for these services, regardless of where they are performed. An exception was made for services provided to hospital patients under arrangement with that hospital. In those circumstances, the mobile diagnostic facility would be required to enroll in Medicare, but the hospital would bill for the services. On December 15, 2008, CMS issued additional guidance that companies that lease or contract with a Medicare-enrolled provider or supplier to provide only diagnostic testing equipment and/or non-physician personnel are not required to enroll in Medicare. The agency nonetheless indicated that it is continuing to evaluate such arrangements. At this time, we do not expect that the new policies will significantly impact our business.

In 2007 and 2008, the growth rate of MRI industry wide scan volumes has slowed in part due to weak hospital volumes as reported by several investor-owned hospital companies, a growing number of medical groups adding imaging capacity within their practice setting, the increasing trend of third-party payors intensifying their utilization management efforts to control MRI scan volume growth rate and additional patient-related cost-sharing programs. We expect that this trend will continue throughout 2009. Further, President Barack Obama’s budget for fiscal year 2010 includes provisions that may require the use of radiology benefit managers to preauthorize certain imaging services. At this time, it is unclear what impact this might have on our future revenues or business.

We have experienced and continue to experience an increase in the competitive climate in the MRI industry, resulting in an increase in activity by original equipment manufacturers, or OEMs, selling systems directly to certain of our clients. Typically, OEMs target our higher scan volume clients. This increase in activity by OEMs has resulted in overcapacity of systems in the marketplace, especially related to medical groups adding imaging capacity within their practice setting. This has caused an increase in the number of our higher scan volume clients deciding not to renew their contracts. We replace these higher volume clients typically with lower volume clients. During 2008, our MRI revenues increased compared to 2007 levels due to an acquisition completed in the fourth quarter of 2007, which was partially offset by the modest decrease in scan volume. We believe that MRI revenues will modestly decline in future years.

Recent global market and economic conditions have been unprecedented and challenging with tighter credit conditions and recession in most major economies continuing into 2009. Continued concerns about the systemic impact of potential long-term and wide-spread recession, inflation, energy costs, geopolitical issues, the availability and cost of credit, the United States mortgage market and a declining real estate market in the United States have contributed to increased market volatility and diminished expectations for the United States economy. Added concerns fueled by the federal government conservatorship of the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association, the declared bankruptcy of Lehman Brothers Holdings Inc., the United States government financial assistance to American International Group Inc., Citibank, Bank of America and other federal government interventions in the United States financial system led to increased market uncertainty and instability in both United States and international capital and credit markets. These conditions, combined with volatile oil prices, declining business and consumer confidence and increased unemployment, have contributed to volatility of unprecedented levels.

As a result of these market conditions, the cost and availability of credit has been and may continue to be adversely affected by illiquid credit markets and wider credit spreads. Concern about the stability of the markets generally and the strength of counterparties specifically has led many lenders and institutional investors to reduce, and in some cases, cease to provide funding to borrowers. Continued turbulence in the United States and international markets and economies may adversely affect our liquidity and financial condition, and the liquidity and financial condition of our customers. If these market conditions continue, they may limit our ability, and the ability of our customers, to timely replace maturing liabilities, and access the capital markets to meet liquidity needs, resulting in adverse effects on our financial condition and results of operations.

The principal components of our cost of revenues are compensation paid to technologists and drivers, system maintenance costs, medical supplies, system transportation and technologists’ travel costs. Because a majority of these expenses are fixed, increased revenues as a result of higher scan volumes per system significantly improves our margins while lower scan volumes result in lower margins.

The principal components of selling, general and administrative expenses are sales and marketing costs, corporate overhead costs, provision for doubtful accounts, and share-based payment.

We record noncontrolling interest and earnings from unconsolidated investees related to our consolidated and unconsolidated subsidiaries, respectively. These subsidiaries primarily provide shared-service and fixed-site diagnostic imaging and therapeutic services.

Seasonality

We experience seasonality in the revenues and margins generated for our services. In 2007 and 2008, the first and second quarters had more scanning days than the third and fourth quarters. Third and fourth quarter revenues are affected by holiday and client and patient vacation schedules, resulting in fewer scans during the period. The first quarter of 2008 benefited from one extra calendar day due to leap year. The second half of 2008 had 3.6 less scanning days than the first half of 2008. The variability in margins is higher than the variability in revenues due to the fixed nature of our costs.

KKR Acquisition and Disposition

On November 2, 1999, Viewer Holdings L.L.C., an affiliate of KKR, acquired approximately 92% of Alliance in a recapitalization merger. Viewer is owned by two investment funds sponsored by KKR. The KKR acquisition consisted of a recapitalization merger in 1999 in which a wholly-owned subsidiary of Viewer was merged with and into Alliance. Upon the consummation of the KKR acquisition, Viewer owned approximately 92% of Alliance.

In connection with the KKR acquisition, we incurred a significant amount of debt. As of December 31, 2008, we had $662.6 million of outstanding debt, consisting of $351.6 million of borrowings under our credit facility, $289.5 million aggregate principal amount of outstanding 7 1/4% senior subordinated notes due 2012 (the “7 1/4% Notes”), and $21.5 million of equipment debt. Our indebtedness could require us to dedicate a substantial portion of our cash flow to payments on our debt and thereby reduce the availability of our cash flow to fund working capital, make capital expenditures and invest in the growth of our business. In addition, the substantial interest payments on our debt could make it more difficult for us to achieve and sustain profitability.

On November 27, 2006, affiliates of KKR sold 9.2 million shares of our common stock in an underwritten secondary public offering. Following completion of the offering, KKR beneficially owned approximately 52% of our outstanding shares of common stock. We did not sell any shares and did not receive any proceeds from the sale of shares in the public offering.

On April 16, 2007, funds managed by Oaktree and MTS purchased approximately 24.5 million shares of our common stock from KKR. Upon completion of the transaction, Oaktree and MTS owned in the aggregate approximately 49.7% of the outstanding shares of our common stock. Subsequently, KKR sold its remaining shares on the open market.

Recent Transactions

Effective October 1, 2007, we purchased the assets of Diagnostic Radiology Systems, Inc., a mobile provider of MRI and PET/CT, with operations in a certificate of need state. The purchase price consisted of $8.6 million in cash and transaction costs. The acquisition was financed using internally generated funds. As a result of this acquisition, we recorded goodwill of $2.1 million and acquired intangible assets of $2.2 million, of which $1.5 million was assigned to customer contracts, which is amortized over eight years, $0.5 million was assigned to the non-compete agreement, which is amortized over one year, and $0.2 million was assigned to certificates of needs, which have indefinite useful lives and are not subject to amortization. The intangible assets were recorded at fair value at the acquisition date. All recorded goodwill and intangible assets are capitalized for tax purposes and amortized over 15 years. The preliminary values above were subject to adjustment for up to one year after the close of the transaction due to additional information that could result in changes in the original valuation of assets acquired and liabilities assumed. During the year ended December 31, 2008, the adjustments to goodwill as a result of changes in the original valuation of assets acquired and liabilities assumed were not material. The year ended December 31, 2007 included three months of operations from this acquisition. We have not included pro forma information as this acquisition did not have a material impact on our consolidated financial position or results of operations.

Effective November 2, 2007, AO purchased the assets of eight radiation oncology centers in Alabama, Arkansas, Mississippi, and Missouri from Bethesda Resources, Inc., a wholly-owned subsidiary of Sonix, Inc. (“the Bethesda transaction”). Many of these centers are sole community providers and are located on or near hospital campuses. Several of these radiation oncology centers operate under certificates of need. The purchase price consisted of $36.5 million in cash and $0.8 million in assumed liabilities and transaction costs. The acquisition was financed using internally generated funds and capital leases. As a result of this acquisition, we recorded goodwill of $4.2 million and acquired intangible assets of $31.2 million, of which $2.2 million was assigned to the physician referral network, which is amortized over seven years and

$29.0 million was assigned to certificates of need, which have indefinite useful lives and are not subject to amortization. The intangible assets were recorded at fair value at the acquisition date. All recorded goodwill and intangible assets are capitalized for tax purposes and amortized over 15 years. The preliminary values above are subject to adjustment for up to one year after the close of the transaction due to additional information that could result in changes in the original valuation of assets acquired and liabilities assumed. During the year ended December 31, 2008, we decreased goodwill by $0.1 million as a result of changes in the original valuation of assets acquired and liabilities assumed. The year ended December 31, 2007 included approximately two months of operations from this acquisition. We have not included pro forma information as this acquisition did not have a material impact on our consolidated financial position or results of operations.

Effective November 5, 2007, we purchased all of the outstanding shares of the New England Health Enterprises Business Trust and all of the outstanding membership interests of New England Imaging Management, LLC, a fixed-site provider of MRI and CT, collectively referred to as New England Health Enterprises, or NEHE. NEHE operates seven fixed-site imaging centers and one mobile MRI system in Maine and Massachusetts. The purchase price consisted of $44.6 million in cash, $2.3 million in cash which is being held in an escrow account, and $4.6 million in assumed liabilities and transaction costs. The acquisition was financed using internally generated funds, borrowings under an Acquisition Credit Facility and capital leases. We recorded total goodwill of $19.3 million, which includes $10.9 million of goodwill related to deferred tax liabilities recorded for basis differences in intangible assets as a result of the acquisition. None of the goodwill recorded is deductible for tax purposes. We acquired intangible assets of $29.0 million, of which $15.7 million was assigned to the physician referral network, which is amortized over 15 years, $3.8 million was assigned to the non-compete agreement, which is amortized over five years, and $9.5 million was assigned to certificates of need held by NEHE, which have indefinite useful lives and are not subject to amortization. These assets were recorded at fair value at the acquisition date. At the date of acquisition, the acquisition included $2.3 million for a contingent payment which is being held in an escrow account, pending the resolution of claims for indemnification and contingent consideration based on certain performance target requirements, which will be resolved over the next one to three years. During the first quarter of 2009, one of these contingencies was resolved, and the additional amount we recorded to goodwill was not material. We will receive $1.2 million from escrow in 2009. When the remaining contingencies are resolved and consideration is distributable from the escrow account, we will record the fair value of the consideration as additional purchase price to goodwill. The preliminary values above are subject to adjustment for up to one year after the close of the transaction due to additional information that could result in changes in the original valuation of assets acquired and liabilities assumed. During the year ended December 31, 2008, we decreased goodwill by $0.8 million as a result of changes in the original valuation of assets acquired and liabilities assumed. The year ended December 31, 2007 included approximately two months of operations from this acquisition. We have not included pro forma information as this acquisition did not have a material impact on our consolidated financial position or results of operations.

On December 4, 2007, we issued an additional $150 million of our 7 1/4% Senior Subordinated Notes due 2012 (the “new 7 1/4% Notes”) in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended. The new 7 1/4% Notes were issued at a discount of 8.5%, which is being amortized to interest expense through the maturity date of the notes. The new 7 1/4% Notes have terms that are substantially identical to our original 7 1/4% Notes, but were issued under a new indenture and are therefore a separate series of notes. We used a portion of the net proceeds from the issuance of the new 7 1/4% Notes to repay and terminate an Acquisition Credit Facility entered into to finance the NEHE acquisition (as described in Note 9 of the Notes to Consolidated Financial Statements). The remaining net proceeds are being used for general corporate purposes, which may include acquisitions.

In the first quarter of 2008, we purchased six CyberKnife® robotic radiosurgery facilities from Accuray, Inc (“the CyberKnife transaction”). The radiosurgery systems are currently providing radiosurgery services at hospitals located in California, Maryland, New Jersey and Tennessee. The purchase price totaled $10.3 million in cash and $0.7 million in transaction costs. The acquisition was financed using proceeds from the issuance of the new 7 1/4% Notes in December 2007. As a result of this acquisition, we recorded acquired intangible assets of $1.5 million, which was assigned to customer contracts and will be amortized over seven years. The intangible assets were recorded at fair value at the acquisition date. All recorded intangible assets are capitalized for tax purposes and amortized over 15 years. The preliminary values above are subject to adjustment for up to one year after the close of the transaction due to additional information that could result in changes in the original valuation of assets acquired and liabilities assumed. The year ended December 31, 2008 included approximately nine months of operations from this acquisition. We have not included pro forma information as this acquisition did not have a material impact on our consolidated financial position or results of operations.

In the third quarter of 2008, we purchased all of the outstanding membership interests of Medical Outsourcing Services, LLC (“MOS”), a mobile provider of PET/CT, based in Naperville, Illinois. MOS currently operates in nine states, including, Illinois, Indiana, Iowa, Michigan, Missouri, New Jersey, Ohio, Pennsylvania, and Wisconsin. The purchase price consisted of $17.3 million in cash, $2.5 million in cash which is being held in an escrow account, and $4.6 million in assumed liabilities and transaction costs. We financed this acquisition using internally generated funds and proceeds from the issuance of the new 7 1/4% Notes in December 2007. As a result of this acquisition, we recorded goodwill of $3.3 million and acquired intangible assets of $12.5 million, of which $3.9 million was assigned to the physician referral network, which is amortized over five years, $6.1 million was assigned to customer relationships, which is amortized over 10 years and $2.5 million was assigned to a non-compete agreement, which is amortized over three years. The intangible assets were recorded at fair value at the acquisition date. All recorded goodwill and intangible assets are capitalized for tax purposes and amortized over 15 years. The acquisition included $2.5 million for a contingent payment which is being held in an escrow account, pending the resolution of claims for indemnification, which will be resolved over the next three years. When the contingencies are resolved and consideration is distributable from the escrow account, we will record the fair value of the consideration as additional purchase price to goodwill. The preliminary values above are subject to adjustment for up to one year after the close of the transaction due to additional information that could result in changes in the original valuation of assets acquired and liabilities assumed. During the quarter ended December 31, 2008, we increased goodwill by $0.4 million as a result of changes in the original valuation of assets acquired and liabilities assumed. The year ended December 31, 2008 included six months of operations from this acquisition. We have not included pro forma information as this acquisition did not have a material impact on our consolidated financial position or results of operations.

In the third quarter of 2008, we purchased all of the outstanding membership interests of RAMIC Des Moines, LLC (“RAMIC”), a single modality center providing MRI services in West Des Moines, Iowa. The purchase price consisted of $7.2 million in cash, $0.6 million in cash which is being held in an escrow account, and $0.1 million in assumed liabilities and transaction costs. We financed this acquisition using internally generated funds and proceeds from the issuance of the new 7 1/4% Notes in December 2007. As a result of this acquisition, we recorded goodwill of $2.9 million and acquired intangible assets of $2.6 million, of which $1.8 million was assigned to the physician referral network, which is amortized over five years and $0.8 million was assigned to certificates of need held by RAMIC, which have indefinite useful lives and are not subject to amortization. The intangible assets were recorded at fair value at the acquisition date. All recorded goodwill and intangible assets are capitalized for tax purposes and amortized over 15 years. The acquisition included $0.6 million for a contingent payment which is being held in an escrow account, pending the resolution of claims for indemnification, which will be resolved over the next year. When the contingencies are resolved and consideration is distributable from the escrow account, we will record the fair value of the consideration as additional purchase price to goodwill. The preliminary values above are subject to adjustment for up to one year after the close of the transaction due to additional information that could result in changes in the original valuation of assets acquired and liabilities assumed. During the quarter ended December 31, 2008, we decreased goodwill by $0.8 million as a result of changes in the original valuation of assets acquired and liabilities assumed. The year ended December 31, 2008 included approximately five months of operations from this acquisition. We have not included pro forma information as this acquisition did not have a material impact on our consolidated financial position or results of operations.

In the fourth quarter of 2008, we purchased all of the outstanding membership interests of Shared PET Imaging, LLC (“SPI”), a mobile and fixed-site provider of PET and PET/CT, based in Canton, Ohio. SPI serves approximately 90 clients in thirteen states, including Ohio, Michigan, Indiana, Illinois, Florida, Pennsylvania, New York, Tennessee and South Carolina. The purchase price consisted of $34.1 million in cash, $2.0 million in cash which is being held in an escrow account, and $9.1 million in assumed liabilities and transaction costs. We financed this acquisition using internally generated funds and proceeds from the issuance of the new 7 1/4% Notes in December 2007. As a result of this acquisition, we recorded goodwill of $6.9 million and acquired intangible assets of $9.4 million, of which $0.5 million was assigned to the physician referral network, which is amortized over five years, $5.4 million was assigned to customer relationships, which is amortized over 13 years, $3.2 million was assigned to a non-compete agreement, which is amortized over three years, and $0.3 million was assigned to certificates of need held by SPI, which have indefinite useful lives and are not subject to amortization. The intangible assets were recorded at fair value at the acquisition date. All recorded goodwill and intangible assets are capitalized for tax purposes and amortized over 15 years. The acquisition included $2.0 million for a contingent payment which is being held in an escrow account, pending the resolution of claims for indemnification, which will be resolved over the next 18 months. When the contingencies are resolved and consideration is distributable from the escrow account, we will record the fair value of the consideration as additional purchase price to goodwill. The preliminary values above are subject to adjustment for up to one year after the close of the transaction due to additional information that could result in changes in the original valuation of assets acquired and liabilities assumed. The year ended December 31, 2008 included one month of operations from this acquisition. We have not included pro forma information as this acquisition did not have a material impact on our consolidated financial position or results of operations.

Also in the fourth quarter of 2008, we purchased the remaining 20% minority interest in AO. The total purchase price was $6.5 million, which consisted entirely of cash. We financed this acquisition using internally generated funds. As a result of this acquisition, we recorded goodwill of $4.5 million. All recorded goodwill is capitalized for tax purposes and amortized over 15 years.

Results of Operations

The table below shows the components in our consolidated statements of operations as a percentage of revenues:

	Year Ended December 31,
	2006	2007	2008

Revenues	100.0%	100.0%	100.0%

Costs and expenses:
Cost of revenues, excluding depreciation and amortization	53.6	52.9	52.8
Selling, general and administrative expenses	11.8	12.8	12.6
Severance and related costs	0.2	0.1	0.1
Depreciation expense	18.3	18.6	17.7
Amortization expense	1.1	1.2	1.7
Interest expense and other, net	9.0	9.5	9.8
Loss on extinguishment of debt	—	—	0.1
Other (income) and expense, net	—	(0.1)	(0.2)
Total costs and expenses	94.0	95.0	94.6

Income before income taxes and earnings from unconsolidated investees	6.0	5.0	5.4
Income tax expense	2.6	2.6	2.4
Earnings from unconsolidated investees	(1.2)	(1.7)	(0.9)
Net income	4.6	4.1	3.9
Less: Net income attributable to noncontrolling interest, net of tax	(0.5)	(0.4)	(0.6)
Net income attributable to Alliance HealthCare Services, Inc.	4.1%	3.7%	3.3%

As noted previously, we have seen a continued decrease in our scan-based MRI revenues and we believe that scan-based MRI revenues from our shared- service operations will continue to modestly decline in future years. The table below provides MRI statistical information for each of the years ended December 31:

	2006	2007	2008
MRI statistics
Average number of total systems	319.8	307.9	303.7
Average number of scan-based systems	270.2	252.8	254.1
Scans per system per day (scan-based systems)	9.37	9.29	9.18
Total number of scan-based MRI scans	702,898	645,711	630,875
Price per scan	$359.88	$364.78	$380.54

Over the past three years we have seen an increase in PET and PET/CT revenues and we believe that PET and PET/CT revenues will continue to increase in future years, primarily as a result of planned system additions to satisfy client demand. The table below provides PET and PET/CT revenue statistical information for each of the years ended December 31:

	2006	2007	2008
PET and PET/CT statistics
Average number of systems	68.1	72.3	86.8
Scans per system per day	5.94	6.30	6.13
Total number of PET and PET/CT scans	100,294	115,870	141,513
Price per scan	$1,316	$1,195	$1,178

Following are the components of revenue (in millions) for each of the years ended December 31:

	2006	2007	2008
Total MRI revenue	$280.1	$265.3	$269.4
PET/CT revenue	133.3	139.7	167.7
Radiation oncology, other modalities and other revenue	42.4	39.9	58.7
Total	$455.8	$444.9	$495.8

	Year Ended December 31,
	2006	2007	2008
Total fixed-site imaging center revenue (in millions)	$73.3	$78.1	$102.7

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Revenue increased $50.9 million, or 11.4%, to $495.8 million in 2008 compared to $444.9 million in 2007 due to an increase in PET/CT revenues, radiation oncology, other modalities and other revenue, and MRI revenues. PET/CT revenue in 2008 increased $28.0 million, or 20.0%, compared to 2007. Total PET and PET/CT scan volumes increased 22.1% to 141,513 scans in 2008 from 115,870 scans in 2007, primarily as a result of the acquisition of MOS in the third quarter of 2008, growth in our core PET business, and the acquisition of SPI in the fourth quarter of 2008. The average number of PET and PET/CT systems in service increased to 86.8 systems in 2008 from 72.3 systems in 2007. These PET and PET/CT increases were partially offset by a 1.4% decline in the average price per PET and PET/CT scan, to $1,178 per scan in 2008 compared to $1,195 per scan in 2007. Scans per system per day also decreased 2.7%, to 6.13 scans per system per day in 2008 from 6.30 scans per system per day in 2007. Radiation oncology, other modalities and other revenue increased $18.8 million, or 47.1%, to $58.7 million in 2008 compared to $39.9 million in 2007 primarily due to an increase in radiation oncology revenue generated by the Bethesda transaction and the CyberKnife transaction. MRI revenue increased $4.1 million in 2008, or 1.5%. Scan-based MRI revenue increased $4.5 million in 2008, or 1.9%, to $240.1 million in 2008 from $235.6 million in 2007. This increase is primarily a result of the acquisition of NEHE, which generates retail revenue, which resulted in an increase in the average price per MRI scan from $380.54 per scan in 2008 compared to $364.78 per scan in 2007. Scan-based systems in service increased to 254.1 systems in 2008 from 252.8 systems in 2007. These increases were partially offset by a 2.3% decrease in our scan-based MRI scan volume. Scan-based MRI scan volume decreased to 630,875 scans in 2008 from 645,711 scans in 2007, primarily due to a decrease in client demand. Average scans per system per day also decreased by 1.2% to 9.18 in 2008 from 9.29 in 2007. Non-scan based MRI revenue decreased $0.4 million in 2008 compared to 2007. Included in the revenue totals above is fixed-site imaging center revenues, which increased $24.6 million, or 31.5%, to $102.7 million in 2008 from $78.1 million in 2007.

We had 301 MRI systems at December 31, 2008 compared to 310 MRI systems at December 31, 2007. We had 114 PET and PET/CT systems at December 31, 2008 compared to 79 PET and PET/CT systems at December 31, 2007. We operated 105 fixed site imaging centers (including four in unconsolidated joint ventures) at December 31, 2008, compared to 88 fixed site imaging centers (including five in unconsolidated joint ventures) at December 31, 2007. We operated 21 radiation oncology centers (including two in unconsolidated joint ventures), compared to 12 radiation oncology centers (including two in unconsolidated joint ventures) at December 31, 2007.

Cost of revenues, excluding depreciation and amortization, increased $26.3 million, or 11.2%, to $261.8 million in 2008 compared to $235.5 million in 2007. Compensation and related employee expenses increased $10.6 million, or 9.4%, primarily as a result of an increase in average headcount related to acquisitions completed in the fourth quarter of 2007 and the last half of 2008. Medical supplies increased $4.6 million, or 24.1%, primarily as a result of an increase in the number of PET and PET/CT scans, which use a radiopharmaceutical as a component of the PET and PET/CT scan. Maintenance and related costs increased $4.2 million, or 8.5%, due to an increase in service costs related to the addition of radiation oncology systems and an increase in the number of PET/CT systems in operation. Fuel expenses increased $1.8 million, or 30.5%, primarily due to an increase in the average price per gallon of diesel fuel costs. Site fees increased $1.8 million, or 42.4%, primarily as a result of an increase in the average number of retail fixed-site imaging centers in operation. Outside medical services increased $0.9 million, or 10.3%, primarily as a result of an increase in radiologist service costs associated with the NEHE acquisition. License, taxes and other fees increased $0.7 million, or 15.9%, primarily due to an increase in property taxes related to an increase in PET/CT and radiation oncology systems in use. Equipment rental costs increased $0.5 million, or 11.7%, primarily due to an increase in the number of rental PET/CT systems in use related to the MOS acquisition. Marketing costs increased $0.2 million, or 49.5%, as a result of increased marketing campaigns. All other cost of revenues, excluding depreciation and amortization, increased $1.0 million, or 3.8%. Cost of revenues, as a percentage of revenue, decreased to 52.8% in 2008 from 52.9% in 2007 as a result of the factors described above, offset by a decrease in total fixed costs as a percentage of revenue, due to an increase in revenue.

Selling, general and administrative expenses increased $5.7 million, or 10.0%, to $62.7 million in 2008 compared to $57.0 million in 2007. Compensation and related employee expenses increased $2.8 million, or 8.5%, primarily as a result of an increase in average headcount related to acquisitions completed in the fourth quarter of 2007 and the last half of 2008. Share-based payment increased $1.4 million, or 36.7%, in 2008 from 2007 due to new equity awards granted in 2008. The provision for doubtful accounts increased $0.3 million, or 6.7%, due to an increase in the provision for doubtful accounts related to increased retail revenue generated from acquisitions completed in the fourth quarter of 2007 and third quarter of 2008. The provision for doubtful accounts, as a percentage of revenue, was 0.9% in both 2008 and 2007. All other selling, general and administrative expenses increased $1.2 million, or 7.5%. Selling, general and administrative expenses as a percentage of revenue were 12.7% and 12.8% in 2008 and 2007, respectively.

We recorded severance and related costs of $0.6 million in 2008 and $0.7 million in 2007.

Depreciation expense increased $5.0 million, or 6.1%, to $87.7 million in 2008 compared to $82.7 million in 2007 as a result of fixed assets acquired in connection with our acquisitions in the fourth quarter of 2007 and 2008.

Amortization expense increased by $3.5 million, or 67.4%, to $8.7 million in 2008 compared to $5.2 million in 2007, primarily due to the incremental amortization expense for intangible assets acquired in conjunction with our acquisitions in the fourth quarter of 2007 and the last half of 2008.

Interest expense and other, net, increased $6.0 million, or 14.2%, to $48.4 million in 2008 compared to $42.4 million in 2007. This increase was primarily related to incremental interest expense associated with the $150.0 million 7 1/4% Senior Subordinated Note offering completed in the fourth quarter of 2007 and a $2.4 million non-cash fair value adjustment related to our interest rate swap agreement with LCPI, partially offset by lower interest rates.

Income tax expense was $11.8 million and $11.6 million in 2008 and 2007, respectively, resulting in effective tax rates of 41.6% and 41.8% in 2008 and 2007, respectively. Our effective tax rates were higher than the federal statutory rates principally as a result of state income taxes and various permanent non-deductible tax items, including share-based payments, unrecognized tax benefits and other permanent differences.

Earnings from unconsolidated investees decreased by $3.0 million, or 39.1%, to $4.6 million in 2008 compared to $7.6 million in 2007, primarily due to a $2.0 million gain on sale from a sale/leaseback transaction in one of our unconsolidated investees, as well as a $0.5 million gain on the sale of real estate during 2007.

Net income attributable to noncontrolling interest increased $1.3 million, or 75.5%, to $3.0 million in 2008 compared to $1.7 million in 2007, due to an increase in earnings from our consolidated subsidiaries.

Net income attributable to Alliance HealthCare Services, Inc. was $16.5 million, or $0.32 per share on a diluted basis, in 2008 compared to $16.2 million, or $0.31 per share on a diluted basis, in 2007.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Revenue decreased by $10.9 million, or 2.4%, to $444.9 million in 2007 compared to $455.8 million in 2006 primarily due to a decrease in MRI revenue and a decrease in other modalities and other revenue, partially offset by an increase in PET and PET/CT revenue. MRI revenue decreased $14.8 million in 2007, or 5.3%, compared to 2006. Scan-based MRI revenue decreased $17.4 million, or 6.9%, to $235.6 million in 2007, from $253.0 million in 2006. This decrease is primarily a result of an 8.1% decrease in our scan-based MRI scan volume. Scan-based MRI volume decreased to 645,711 scans in 2007 from 702,898 scans in 2006, primarily due to a decrease in the average number of scan-based systems in service due to lower client demand. Scan-based systems in service decreased to 252.8 systems in 2007 from 270.2 systems in 2006 to adjust to a decline in MRI scan volumes to maintain the efficiency of our mobile MRI systems. Average scans per system per day also decreased by 0.9% to 9.29 in 2007 from 9.37 in 2006. These decreases were partially offset by a 1.4% increase in the average price per MRI scan to $364.78 per scan in 2007 compared to $359.88 per scan in 2006 and an increase in non-scan based MRI revenue of $2.6 million in 2007 over 2006. Other modalities and other revenue declined

$2.5 million, or 5.6%, to $39.9 million in 2007 compared to $42.4 million in 2006 primarily due to a decrease in management contract revenue for our management agreements and a decrease in CT revenue. PET and PET/CT revenue in 2007 increased $6.4 million, or 4.7%, compared to 2006. Total PET and PET/CT scan volumes increased 15.5% to 115,870 scans in 2007 from 100,294 scans in 2006, primarily as a result of growth in our core PET and PET/CT business. The average number of PET and PET/CT systems in service increased to 72.3 systems in 2007 from 68.1 systems in 2006. Scans per system per day increased 6.1%, to 6.30 scans per system per day in 2007 versus 5.94 scans per system per day in 2006. These PET and PET/CT increases were partially offset by a 9.2% decline in the average price per PET and PET/CT scan, to $1,195 per scan in 2007 compared to $1,316 per scan in 2006. The decline in PET and PET/CT average price per scan is primarily due to the impact of the DRA and HOPPS reimbursement rate reductions which became effective January 1, 2007. Included in the revenue totals above are fixed-site revenues which increased $4.8 million, or 6.5%, to $78.1 million in 2007 from $73.3 million in 2006.

We had 310 MRI systems at December 31, 2007 compared to 331 MRI systems at December 31, 2006. We had 79 PET and PET/CT systems at December 31, 2007 compared to 73 PET and PET/CT systems at December 31, 2006. We operated 88 fixed site imaging centers (including five in unconsolidated joint ventures) at December 31, 2007, compared to 71 fixed site imaging centers (including three in unconsolidated joint ventures) at December 31, 2006. We operated 12 radiation oncology centers (including two in unconsolidated joint ventures) at December 31, 2007.

Cost of revenues, excluding depreciation and amortization, decreased $8.8 million, or 3.6%, to $235.5 million in 2007 compared to $244.3 million in 2006. During 2006, we recorded litigation settlements (including a settlement of our class action lawsuit for $2.5 million) of $3.8 million. Medical supplies decreased $2.2 million, or 10.7%, primarily as a result of a decrease in FDG costs, which are used as a component of PET and PET/CT scan as a result of sourcing discounts, partially offset by an increase in FDG costs due to an increase in the number of PET and PET/CT scans. Medical supplies also decreased due to a decrease in film costs related to lower MRI scan volume. Equipment rental expense decreased $1.2 million, or 22.1%, primarily due to a lower number of rental systems in use to support current clients as a result of improved system utilization. Outside medical services decreased $1.1 million, or 11.2%, primarily as a result of a decrease in medical service costs and radiologist service costs associated with lower MRI scan volume, and a decrease in temporary staffing needs. Site fee expenses decreased $0.6 million, or 11.9%, primarily due to a decrease in the average number of retail fixed-site imaging centers in operation. Management contract expenses decreased $0.5 million, or 3.8%, primarily as a result of a decrease in expenses incurred on behalf of unconsolidated investees. Fuel expenses decreased $0.4 million, or 5.7%, primarily due to improved mobile route efficiency and a reduction in the number of power units in service. Power units and transportation expenses decreased $0.3 million, or 13.6%, primarily due to a decrease in the number of power units on operating leases. These decreases were partially offset by a $2.0 million increase in maintenance and related costs, or 4.4%, primarily due to an increased per unit cost for service contracts. All other cost of revenues, excluding depreciation and amortization, decreased $0.7 million, or 0.5%. Cost of revenues, as a percentage of revenue, decreased to 52.9% in 2007 from 53.6% in 2006 primarily as a result of the decrease in revenue related to DRA and the HOPPS reimbursement reductions and as a result of the factors described above.

Selling, general and administrative expenses increased $3.0 million, or 5.7%, to $57.0 million in 2007 compared to $54.0 million in 2006. Professional services increased $1.4 million, or 20.8%, due to an increase in legal costs and consulting services. Non-cash share-based compensation increased $1.1 million in 2007 from 2006 due to new equity awards granted principally in the first quarter of 2007. All other selling, general and administrative expenses increased $0.5 million, or 1.4%. Selling, general and administrative expenses as a percentage of revenue were 12.8% and 11.8% in 2007 and 2006, respectively.

Depreciation expense decreased $0.7 million, or 0.8%, to $82.7 million in 2007 compared to $83.4 million in 2006.

Amortization expense increased by $0.3 million, or 5.3%, to $5.2 million in 2007 compared to $4.9 million in 2006, primarily due to the amortization of intangible assets acquired in conjunction with our acquisitions in the fourth quarter of 2007.

Interest expense and other, net, increased $1.3 million, or 3.1%, to $42.4 million in 2007 compared to $41.1 million in 2006. This increase was primarily related to an approximately $1.0 million charge incurred for costs related to the Acquisition Credit Facility entered into to finance the NEHE acquisition (as described in Note 8 of the Notes to Consolidated Financial Statements) and interest expense associated with the new 7 1/4% Notes.

Income tax expense was $11.6 million and $12.0 million in 2007 and 2006, respectively, resulting in effective tax rates of 41.8% and 39.2% in 2007 and 2006, respectively. Our effective tax rates for 2007 were higher than the federal statutory rate primarily as a result of state income taxes.

Earnings from unconsolidated investees increased by $2.2 million, or 40.9%, to $7.6 million in 2007 compared to $5.4 million in 2006, primarily due to a $2.0 million gain on sale from a sale/leaseback transaction in one of our unconsolidated investees, as well as a $0.5 million gain on the sale of real estate during 2007.

Net income attributable to noncontrolling interest decreased $0.4 million, or 16.8%, to $1.7 million in 2007 compared to $2.1 million in 2006.

Net income attributable to Alliance HealthCare Services, Inc. was $16.2 million, or $0.31 per share on a diluted basis, in 2007 compared to $18.6 million, or $0.37 per share on a diluted basis, in 2006.

Liquidity and Capital Resources

Our primary source of liquidity is cash provided by operating activities. We generated $128.1 million and $118.0 million of cash flow from operating activities in 2008 and 2007, respectively. Our ability to generate cash flow is affected by numerous factors, including demand for MRI, PET, other diagnostic imaging and radiation oncology services. Our ability to generate cash flow from operating activities is also dependent upon the collections of our accounts receivable. The provision for doubtful accounts increased by $0.3 million for the year ended December 31, 2008 compared to the year ended December 31, 2007. Our number of days of revenue outstanding for our accounts receivable was 49 days and 48 days as of December 31, 2008 and 2007, respectively, which we believe is among the more favorable in the healthcare service industry.

We used cash of $151.3 million and $142.5 million for investing activities in 2008 and 2007, respectively. Investing activities in 2008 and 2007 includes cash used for acquisitions of $80.3 million and $91.2 million, respectively. We expect to continue to use cash for acquisitions in the future. Other than acquisitions, our primary use of capital resources is to fund capital expenditures. We incur capital expenditures for the purposes of:

•                  purchasing new systems;

•                  replacing less advanced systems with new systems; and

•                  providing upgrades of our MRI, PET and PET/CT, and radiation oncology systems and upgrading our corporate infrastructure for future growth.

Capital expenditures totaled $66.2 million and $65.3 million for the years ended December 31, 2008 and 2007, respectively. During 2008 we purchased 19 MRI systems, 15 PET/CT systems and two other systems. Our decision to purchase a new system is typically predicated on obtaining new or extending existing client contracts, which serve as the basis of demand for the new system. We expect to purchase additional systems in 2009 and finance substantially all of these purchases with our available cash, cash from operating activities, our revolving line of credit, and equipment leases. Based upon the client demand described above, which dictates the type of equipment purchased, we expect cash capital expenditures to total approximately $60 to $70 million in 2009.

At December 31, 2008, we had cash and cash equivalents of $73.3 million. This available cash and cash equivalents are held in accounts managed by third party financial institutions and consist of invested cash and cash in our operating accounts. The invested cash is invested in interest bearing funds managed by third party financial institutions. These funds invest in high-quality money market instruments, primarily direct obligations of the government of the United States. To date, we have experienced no loss or lack of access to our invested cash or cash equivalents; however, we can provide no assurances that access to our invested cash and cash equivalents will not be impacted by adverse conditions in the financial markets.

At December 31, 2008, we had $68.7 million in our accounts that are with third party financial institutions which exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance limits. While we monitor daily the cash balances in our operating accounts and adjust the cash balances as appropriate, these cash balances could be impacted if the underlying financial institutions fail or could be subject to other adverse conditions in the financial markets. To date, we have experienced no loss or lack of access to cash in our operating accounts.

In connection with the 1999 acquisition of Alliance by an affiliate of KKR, we entered into a $616.0 million credit agreement consisting of a $131.0 million Tranche A Term Loan Facility, a $150.0 million Tranche B Term Facility, a $185.0 million Tranche C Term Loan Facility and a Revolving Loan Facility. On June 11, 2002, we entered into a second amendment to the credit agreement and completed a $286.0 million refinancing of our Tranche B and C term loan facility. Under the terms of the amended term loan facility, we received proceeds of $286.0 million from a new Tranche C term loan facility, and used the entire amount of the proceeds to retire $145.5 million and $140.5 million owed under Tranche B and C of our existing term loan facility, respectively. The new Tranche C borrowing rate was decreased to London InterBank Offered Rate (“LIBOR”) plus 2.375%.

In December 2004, we entered into a third amendment to our credit agreement which revised our Tranche C term loan facility (“Tranche C1”) resulting in incremental borrowings of $154.0 million and decreased the maximum amount of availability under our existing revolving loan facility from $150.0 million to $70.0 million. We applied the proceeds from the amendment to retirement of $256.4 million of our $260.0 million 10 3/8% Senior Subordinated Notes due 2011 (“the 10 3/8% Notes”) through a cash tender offer (the “Tender Offer”, as described in Note 9 of the Notes to Consolidated Financial Statements). The amended Tranche C1 borrowing rate decreased to LIBOR plus 2.250%. On December 19, 2005 we entered into a fourth amendment to our Credit Agreement which revised our maximum consolidated leverage ratio covenant to a level not to exceed 4.00 to 1.00 as of the last day of any fiscal quarter until the expiration of the agreement. Prior to the fourth amendment, our maximum consolidated leverage ratio covenant was 3.75 to 1.00 as of the last day of any fiscal quarter beginning March 31, 2006 to the expiration of the agreement. The fourth amendment also requires us to maintain a maximum consolidated senior leverage ratio covenant at a level not to exceed 3.00 to 1.00 as of the last day of any fiscal quarter. The amendment increased the Tranche C1 LIBOR margin from an annual rate of 2.250% to 2.500%. In connection with the amendment, we incurred an amendment fee of $0.6 million.

In December 2004, we completed the Tender Offer and redeemed $256.4 million of our outstanding 10 3/8% Notes. During 2008, we paid the remaining balance of $3.5 million related to the 10 3/8% Notes, which had an original balance of $260.0 million.

At December 31, 2008, we did not have any borrowings outstanding under the revolving loan facility. Approximately $15.0 million of our $70.0 million revolving line of credit is held by LCPI, a subsidiary of Lehman Brothers, which has filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. We do not expect that LCPI would fund this commitment if requested to do so. We intend to replace LCPI as a lender under our revolving line of credit to the extent we are able to do so given the current condition of the global financial markets. To the extent we are not able to replace LCPI as a lender under the revolving line of credit, we do not expect that LCPI’s inability to fund its commitment would have a material adverse impact on our liquidity. As of December 31, 2008, excluding the commitment of LCPI, we had $50.1 million of available borrowings under our revolving line of credit. The amended credit agreement contains restrictive covenants which, among other things, limit the incurrence of additional indebtedness, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, liens and encumbrances, capital expenditures and prepayments of other indebtedness.

As of December 31, 2008, we are in compliance with all covenants contained in our credit agreement and expect that we will be in compliance with these covenants in 2009. However, if we are unable to generate sufficient Consolidated Adjusted EBITDA, as defined in our credit agreement, or manage our indebtedness to sufficient levels, we could be out of compliance with our maximum consolidated leverage ratio and maximum consolidated senior leverage ratio. Our failure to comply with these covenants could permit the lenders under the credit agreement to declare all amounts borrowed under the agreement, together with accrued interest and fees, to be immediately due and payable. If the indebtedness under the credit facility is accelerated, we may not have sufficient assets to repay amounts due under the credit facility. If we are not able to refinance our debt, we could become subject to bankruptcy proceedings.

In December 2004, we issued $150.0 million of our 7 1/4% Senior Subordinated Notes due 2012 (the “original 7 1/4% Notes”) in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, and applied the proceeds to repayment of a portion of our 10 3/8% Notes. The original 7 1/4% Notes were subsequently registered. On December 4, 2007, we issued an additional $150.0 million of our 7 1/4% Senior Subordinated Notes due 2012 (the “new 7 1/4% Notes”) in a transaction exempt from the registration requirements of the Securities Act. The new 7 1/4% Notes were subsequently registered. The new 7 1/4% Notes were issued at a discount of 8.5%, which is being amortized to interest expense through the maturity date of the notes. The new 7 1/4% Notes have terms that are substantially identical to our original 7 1/4% Notes, but were issued under a new indenture and are therefore a separate series of notes. We used a portion of the net proceeds from the issuance of the new 7 1/4% Notes to repay and terminate an Acquisition Credit Facility we entered into the previous month to finance the NEHE acquisition (as described in Note 9 to the Notes to Consolidated Financial Statements). The remaining net proceeds will be used for general corporate purposes, which may include future acquisitions. The original 7 1/4% Notes and the new 7 1/4% Notes are collectively referred to as the “7 1/4% Notes.”

The 7 1/4% Notes contain restrictive covenants which, among other things, limit the incurrence of additional indebtedness, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, liens and encumbrances, and restrictive payments. The 7 1/4% Notes are unsecured senior subordinated obligations and are subordinated in right of payment to all existing and future senior debt, including bank debt, and all obligations of our subsidiaries. As of December 31, 2008, we were in compliance with all covenants contained in the 7 1/4% Notes and forecast that we will be in compliance with these covenants in 2009. Our failure to comply with these covenants could permit the trustee under the Indentures relating to the 7 1/4% Notes and the note holders to declare the principal amounts under the 7 1/4% Notes, together with accrued and unpaid interest, to be immediately due and payable. If the indebtedness under the 7 1/4% Notes, or any of our other indebtedness, is accelerated, and we are not able to refinance our debt, we could become subject to bankruptcy proceedings.

During 2004, we entered into interest rate swap agreements, with notional amounts of $56.8 million, $46.8 million and $48.4 million to manage the future cash interest payments associated with a portion of our variable rate bank debt. These agreements matured during 2007. We recorded changes in the fair value of the swaps through interest expense.

In the first quarter of 2005, we entered into multiple interest rate collar agreements for our variable rate bank debt. The total underlying notional amount of the debt was $178.0 million. Under these arrangements we purchased a cap on the interest rate of 4.00% and sold a floor of 2.25%. We paid a net purchase price of $1.5 million for these collars. These agreements were two and three years in length and matured at various dates between January 2007 and January 2008. We designated these collars as cash flow hedges of variable future cash flows associated with our long-term debt and recorded changes in the fair value of the collars through comprehensive income during the period these instruments were designated as hedges.

During the first quarter of 2008, we entered into two interest rate swap agreements with notional amounts of $92.7 million each, to hedge future cash interest payments associated with a portion of our variable rate bank debt (“the 2008 swaps”). Under the terms of these agreements, we receive three- month LIBOR and pay a fixed rate of 3.15%. The net effect of the hedges is to record interest expense at a fixed rate of 5.65%, as the debt incurs interest based on three-month LIBOR plus 2.50%. These agreements are three years in length and mature in 2011. As discussed below, we elected to terminate one of the swaps in February 2009. We have designated these swaps as cash flow hedges of variable future cash flows associated with our long-term debt and will record effective changes in the fair value of the swaps through comprehensive income (loss) during the period these instruments are designated as hedges.

On September 15, 2008, LHI filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. On October 6, 2008, LCPI filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. One of our 2008 swaps with a notional amount of $92.7 million, which expires January 31, 2011, is with LCPI (“the Lehman Swap”). As of September 12, 2008 hedge accounting was terminated and all further changes in the fair market value of the Lehman Swap are being recorded in interest expense and other. Comprehensive income (loss) related to effective unrealized gains or losses on the fair value of the Lehman Swap through September 12, 2008 remain in accumulated comprehensive income (loss) on the balance sheet and will be amortized into interest expense and other as the underlying interest payments are recognized in earnings. The Lehman Swap was valued using the income approach with observable Level 2 market expectations at the measurement date and standard valuation techniques to convert future amounts to a single discounted present amount. The fair market value of the Lehman Swap at September 30, 2008 was an asset of $0.7 million, which was adjusted to zero as collectability was deemed uncertain due to the LHI bankruptcy filing. We included the write down of the asset in interest expense and other for the year ended December 31, 2008.

During the first quarter of 2009, we replaced the Lehman Swap with an interest rate swap agreement which has a notional amount of $92.7 million and has been designated as a cash flow hedge of variable future cash flows associated with a portion of our long term debt. Under the terms of this agreement, which matures in January 2011, we receive three-month LIBOR and pay a fixed rate of 3.15%. The net effect of the hedges is to record interest expense at a fixed rate of 5.65%, as the debt incurs interest based on three-month LIBOR plus 2.50%.

Additionally, during the first quarter of 2009, we entered into an interest rate swap agreement which has a notional amount of $56.8 million to hedge future cash interest payments associated with a portion of our variable rate bank debt. Under the terms of this agreement, which matures in November 2011, we receive three-month LIBOR and pay a fixed rate of 2.07%. The net effect of the hedge is to record interest expense at a fixed rate of 4.57%, as the debt incurs interest based on three-month LIBOR plus 2.50%.

In 2008 and 2007, we used cash flow from operating activities to pay down $15.0 million and $0.6 million, respectively, under Tranche C1 of the term loan facility.

The maturities of our long-term debt, including interest, future payments under our operating leases and binding equipment purchase commitments as of December 31, 2008 are as follows:

Contractual Obligations	2009	2010	2011	2012	2013	Thereafter	Total
	(in millions)
Term Loan—Tranche C1	$15.8	$15.8	$367.4	$—	$—	$—	$399.0
7 1/4% Senior Subordinated Notes	21.8	21.8	21.8	320.7	—	—	386.1
Equipment Loans	8.9	6.3	3.5	2.3	1.8	1.5	24.3
Operating Leases	5.5	3.8	2.7	2.5	1.1	3.8	19.4
Letters of Credit	4.9	—	—	—	—	—	4.9
Equipment Purchase Commitments	27.9	—	—	—	—	—	27.9
Total Contractual Obligation Payments	84.8	47.7	395.4	325.5	2.9	5.3	861.6
Less Amount Representing Interest	(38.7)	(38.3)	(38.0)	(21.0)	(0.2)	(0.1)	(136.3)
Present Value of Future Contractual Obligations	$46.1	$9.4	$357.4	$304.5	$2.7	$5.2	$725.3

Our liability for unrecognized tax benefits of $1,892 at December 31, 2008 has been omitted from the above table because we cannot determine with certainty when this liability will be settled. It is reasonably possible that the amount of liability for unrecognized tax benefits will change in the next twelve months; however, we do not expect the change will have a material impact on our consolidated financial statements.

We believe that, based on current levels of operations, our cash flow from operating activities, together with other available sources of liquidity, including borrowings available under our credit facilities, will be sufficient over the next one to two years to fund anticipated capital expenditures and potential acquisitions and make required payments of principal and interest on our debt.

Off-Balance Sheet Arrangements

As of December 31, 2008, we were a party to interest rate swap agreements related to $185.4 million of outstanding principal on our variable rate debt. See Item 7A “Quantitative and Qualitative Disclosures about Market Risk.”

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The significant accounting policies which we believe are the most critical to aid in fully understanding and evaluating our reported financial results include the following:

Revenue Recognition

The majority of our revenues is derived directly from healthcare providers and is primarily for imaging services. To a lesser extent, revenues are generated from direct billings to patients or their medical payors which are recorded net of contractual discounts and other arrangements for providing services at less than established patient billing rates. Revenues from direct patient billing amounted to approximately 13%, 11% and 21% of revenues in the years ended December 31, 2006, 2007 and 2008, respectively. We continuously monitor collections from direct patient billings and compare these collections to revenue, net of contractual discounts, recorded at the time of service. While such contractual discounts have historically been within our expectations and the provisions established, an inability to accurately estimate contractual discounts in the future could have a material adverse impact on our operating results. As the price is predetermined, all revenues are recognized at the time the delivery of imaging service has occurred and collectability is reasonably assured, which is based upon contract terms with healthcare providers and negotiated rates with third-party payors and patients.

Accounts Receivable

We provide shared and single-user diagnostic imaging and radiation oncology equipment and technical support services to the healthcare industry and directly to patients on an outpatient basis. Substantially all of our accounts receivable are due from hospitals, other healthcare providers and health insurance providers located throughout the United States. Services are generally provided pursuant to long-term contracts with hospitals and other healthcare providers or directly to patients, and generally collateral is not required. Receivables generally are collected within industry norms for third-party payors. We continuously monitor collections from our clients and maintain an allowance for estimated credit losses based upon any specific client collection issues that we have identified and our historical experience. While such credit losses have historically been within our expectations and the provisions established, an inability to accurately estimate credit losses in the future could have a material adverse impact on our operating results.

Goodwill and Long-Lived Assets

Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) requires that goodwill and intangible assets with indefinite useful lives not be amortized, but instead be tested for impairment at least annually. In accordance with SFAS 142, we have selected to perform an annual impairment test for goodwill and intangible assets with indefinite lives based on the financial information for the twelve months ended September 30, or more frequently when an event occurs or circumstances change to indicate an impairment of these assets has possibly occurred. Goodwill and intangible assets with indefinite lives are allocated to our various reporting units, which are our geographical regions. SFAS 142 requires us to compare the fair value of the reporting unit to its carrying amount on an annual basis to determine if there is potential impairment. If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the implied fair value of the goodwill and intangible assets with indefinite lives within the reporting unit are less than the carrying value. The fair value of the reporting unit is determined based on discounted cash flows, market multiples or appraised values as appropriate. We comply with periodic impairment test procedures. In 2006, 2007 and 2008 we concluded that the fair value of each reporting unit exceeds its carrying value, indicating no goodwill or intangible asset impairment was present. No triggering events occurred during the fourth quarters of 2006, 2007 and 2008 which required an additional impairment test as of December 31, 2006, 2007 or 2008. SFAS 142 also requires intangible assets with definite useful lives to be amortized over their respective estimated useful lives to their estimated residual values and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long Lived-Assets”. In 2006, 2007 and 2008 we concluded that no impairment was present in our intangible assets with definite useful lives.

Deferred Income Taxes

Deferred income tax assets and liabilities are determined based on the temporary differences between the financial reporting and tax bases of assets and liabilities, applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse. Future income tax benefits are recognized only to the extent that the realization of such benefits is considered to be more likely than not. We regularly review our deferred income tax assets for recoverability and establish a valuation allowance based on historical taxable income, projected future taxable income and the expected timing of the reversals of existing temporary differences. If we are unable to generate sufficient future taxable income, or if there is a material change in the actual effective income tax rates or time period within which the underlying temporary differences become taxable or deductible, we could be required to significantly increase our valuation allowance, resulting in a substantial increase in our effective tax rate.

Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115” (“SFAS 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. SFAS 159 was effective and adopted by us on January 1, 2008. The provisions of SFAS 159 are being applied prospectively. The adoption of SFAS 159 did not have a material impact on our results of operations, cash flows or financial position as we did not elect the fair value option for any of our financial assets or liabilities.

In December 2007, the FASB issued SFAS No. 141(R) (Revised 2007), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) will significantly change the accounting for business combinations. Under SFAS 141(R), an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. SFAS 141(R) will change the accounting treatment for certain specific items, including:

•                  Acquisition costs will be generally expensed as incurred;

•                  Noncontrolling interests (formerly known as “minority interests”—see SFAS 160 discussion below) will be valued at fair value at the acquisition date;

•                  Acquired contingent liabilities will be recorded at fair value at the acquisition date and subsequently measured at either the higher of such amount or the amount determined under existing guidance for non-acquired contingencies;

•                  Restructuring costs associated with a business combination will generally be expensed subsequent to the acquisition date; and

•                  Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense.

SFAS 141(R) also includes a substantial number of new disclosure requirements. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. We adopted SFAS 141(R) on January 1, 2009. We expect SFAS 141(R) will have an impact on accounting for business combinations, but the effect is generally dependent upon acquisitions at that time.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—An Amendment of Accounting Research Bulletin No. 51” (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. We adopted SFAS 160 on January 1, 2009. The adoption of SFAS 160 changed the presentation of noncontrolling interest to a component of stockholders’ equity, rather than a liability. In addition, SFAS 160 required the presentation of net income attributable to noncontrolling interest, rather than minority interest expense. The presentation and disclosure requirements of SFAS 160 have been applied retrospectively to the consolidated financial statements and notes thereto.

In March 2008, the FASB issued SFAS No. 161, “Disclosure about Derivative Instruments and Hedging Activities—An Amendment of FASB Statement No. 133” (“SFAS 161”), which enhances the current guidance on disclosure requirements for derivative instruments and hedging activities. This statement requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. Specifically, SFAS 161 requires disclosure about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flow. This statement requires qualitative disclosure about the objectives and strategies for using derivatives in terms of the risks that the entity is intending to manage, quantitative disclosures about fair value amounts of gains and losses on derivative instruments in a tabular format, and disclosures about credit-risk-related contingent features in derivative agreements to provide information on potential effect on an entity’s liquidity from using derivatives. The derivative instruments shall be distinguished between those used for risk management purposes and those used for other purposes. SFAS 161 is effective for fiscal years, and interim periods within those fiscal years, beginning after November 15, 2008, with early application encouraged. The provisions of SFAS 161 were adopted on January 1, 2009.

In June 2008, the FASB issued FSP Emerging Issues Task Force No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP 03-6-1”). FSP 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and therefore need to be included in the earnings allocation in calculating earnings per share under the two-class method described in SFAS No. 128, “Earnings per Share” (“SFAS 128”). FSP 03-6-1 requires companies to treat unvested share-based payment awards that have non-forfeitable rights to dividend or dividend equivalents as a separate class of securities in calculating earnings per share. FSP 03-6-1 is effective for fiscal years beginning after December 15, 2008 and is to be applied retrospectively. We adopted the provisions of FSP 03-6-1 on January 1, 2009. We have granted and expect to continue to grant restricted stock awards to our officers and non-employee directors that contain non-forfeitable rights to dividend and dividend equivalents. Such awards are considered participating securities under FSP 03-6-1. As such, we are required to include these awards in the calculation of basic earnings per share and will need to calculate basic earnings per share using the two-class method. Restricted stock awards have previously been included in dilutive earnings per share calculation using the treasury stock method. The two-class method of computing earnings per share is an earnings allocation formula that determines earnings per share for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. We have historically not paid and do not expect to pay dividends in the foreseeable future; however, we must still allocate undistributed earnings between common shareholders and participating securities based on the contractual rights of each security, as if all the earnings for the period have been distributed. The presentation and disclosure requirements of FSP 03-6-1 have been applied retrospectively to the consolidated financial statements and notes thereto.

Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995

Certain statements contained in Management’s Discussion and Analysis of Financial Condition and Results of Operations, particularly in the section entitled “Liquidity and Capital Resources”, and elsewhere in this annual report on Form 10-K, are “forward-looking statements,” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

In some cases you can identify these statements by forward looking words, such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “seek,” “intend” and “continue” or similar words. Forward looking statements may also use different phrases. Forward looking statements address, among other things, our future expectations, projections of our future results of operation or of our financial condition and other forward looking information.

We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to accurately predict or that we do not fully control that cause actual results to differ materially from those expressed or implied by our forward looking statements, including:

•                  our high degree of leverage and our ability to service our debt;

•                  factors affecting our leverage, including interest rates;

•                  the risk that the counter-parties to our interest rate swap agreements fail to satisfy their obligations under these agreements;

•                  our ability to obtain financing;

•                  the effect of operating and financial restrictions in our debt instruments;

•                  the accuracy of our estimates regarding our capital requirements;

•                  intense levels of competition in our industry;

•                  changes in the rates or methods of third-party reimbursements for diagnostic imaging and radiation oncology services;

•                  fluctuations or unpredictability of our revenues, including as a result of seasonality;

•                  changes in the healthcare regulatory environment;

•                  our ability to keep pace with technological developments within our industry;

•                  the growth in the market for MRI and other services;

•                  the disruptive effect of hurricanes and other natural disasters;

•                  adverse changes in general domestic and worldwide economic conditions and instability and disruption of credit markets;

•                  our ability to successfully integrate acquisitions; and

•                  other factors discussed under “Risk Factors” in this annual report on Form 10-K.

This Form 10-K includes statistical data that we obtained from public industry publications. These publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. Although we believe that the publications are reliable, we have not independently verified their data.

Item 8.  Financial Statements and Supplementary Data.

ALLIANCE HEALTHCARE SERVICES, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

Alliance HealthCare Services, Inc.

Newport Beach, California

We have audited the accompanying consolidated balance sheets of Alliance HealthCare Services, Inc. and subsidiaries (formerly known as Alliance Imaging, Inc. and subsidiaries) (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations and comprehensive income, cash flows, and stockholders’ (deficit) equity for each of the three years in the period ended December 31, 2008. Our audits also included the consolidated financial statement schedule listed in the Index at Item 15(a)(2) of the Company’s Form 10-K filed on March 10, 2009. These consolidated financial statements and the consolidated financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements and the consolidated financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Alliance HealthCare Services, Inc. and subsidiaries (formerly known as Alliance Imaging, Inc. and subsidiaries) as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Notes 1 and 2 to the consolidated financial statements, the accompanying consolidated financial statements have been retrospectively adjusted for the adoption of FASB Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51”   (“SFAS 160”) and FASB Staff Position EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP 03-6-1”).

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 9, 2009 (not presented herein) expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Costa Mesa, California

March 9, 2009

(November 12, 2009 as to the effects of the adoption of SFAS 160 and FSP 03-6-1 and the related disclosures in Notes 1 and 2)

ALLIANCE HEALTHCARE SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31,	December 31,
	2007	2008
ASSETS
Current assets:
Cash and cash equivalents	$120,892	$73,305
Accounts receivable, net of allowance for doubtful accounts of $8,475 in 2007 and $9,178 in 2008	58,439	67,147
Deferred income taxes	16,091	17,719
Prepaid expenses and other current assets	5,637	10,272
Other receivables	7,304	7,902
Total current assets	208,363	176,345

Equipment, at cost	777,212	836,842
Less accumulated depreciation	(434,364)	(479,609)
Equipment, net	342,848	357,233

Goodwill	175,804	193,430
Other intangible assets, net of accumulated amortization of $30,830 in 2007 and $39,526 in 2008	93,221	110,720
Deferred financing costs, net of accumulated amortization of $5,406 in 2007 and $7,633 in 2008	8,460	7,173
Other assets	21,111	38,822
Total assets	$849,807	$883,723

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,622	$21,468
Accrued compensation and related expenses	17,976	18,575
Accrued interest payable	4,912	3,642
Other accrued liabilities	33,512	38,446
Current portion of long-term debt	3,627	7,743
Total current liabilities	80,649	89,874

Long-term debt, net of current portion	376,184	365,323
Senior subordinated notes	290,985	289,496
Other liabilities	1,848	7,901
Deferred income taxes	92,062	102,136
Total liabilities	841,728	854,730

Commitments and contingencies (Note 12)

Stockholders’ equity:
Preferred stock, $0.01 par value; 1,000,000 shares authorized and no shares issued and outstanding
Common stock, $0.01 par value; 100,000,000 shares authorized; shares issued and outstanding—50,927,251 at December 31, 2007 and 51,519,033 at December 31, 2008	509	514
Less: treasury stock, at cost—6,569 shares at December 31, 2007 and 52,931 shares at December 31, 2008	(61)	(430)
Additional paid-in (deficit) capital	(1,470)	4,606
Accumulated comprehensive income (loss)	205	(2,159)
Retained earnings	4,473	20,996
Total stockholders’ equity attributable to Alliance HealthCare Services, Inc.	3,656	23,527
Noncontrolling interest	4,423	5,466
Total stockholders’ equity	8,079	28,993
Total liabilities and stockholders’ equity	$849,807	$883,723

See accompanying notes.

ALLIANCE HEALTHCARE SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(in thousands, except per share amounts)

	Year ended December 31,
	2006	2007	2008

Revenues	$455,775	$444,919	$495,834

Costs and expenses:
Cost of revenues, excluding depreciation and amortization	244,254	235,471	261,753
Selling, general and administrative expenses	53,955	57,049	62,728
Severance and related costs	745	682	636
Depreciation expense	83,397	82,703	87,728
Amortization expense	4,933	5,195	8,696
Interest expense and other, net of interest income of $697 in 2006, $2,122 in 2007 and $2,364 in 2008	41,078	42,362	48,392
Loss on extinguishment of debt	—	—	61
Other (income) and expense, net	45	(579)	(872)
Total costs and expenses	428,407	422,883	469,122

Income before income taxes and earnings from unconsolidated investees	27,368	22,036	26,712
Income tax expense	12,032	11,644	11,764
Earnings from unconsolidated investees	(5,371)	(7,567)	(4,605)
Net income	20,707	17,959	19,553
Less: Net income attributable to noncontrolling interest, net of tax	(2,075)	(1,727)	(3,030)
Net income attributable to Alliance HealthCare Services, Inc.	$18,632	$16,232	$16,523

Comprehensive income, net of taxes:
Net income attributable to Alliance HealthCare Services, Inc.	$18,632	$16,232	$16,523
Unrealized loss on hedging transactions, net of related tax effects of $109 in 2006, $769 in 2007 and $1,558 in 2008	(159)	(1,151)	(2,364)
Comprehensive income	$18,473	$15,081	$14,159

Earnings per common share attributable to Alliance HealthCare Services, Inc.:
Basic	$0.37	$0.32	$0.32
Diluted	$0.37	$0.31	$0.32

Weighted-average number of shares of common stock and common stock equivalents:
Basic	49,780	50,563	51,296
Diluted	50,335	51,582	52,159

See accompanying notes.

ALLIANCE HEALTHCARE SERVICES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Year Ended December 31,
	2006	2007	2008

Operating activities:
Net income	$20,707	$17,959	$19,553
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	3,901	4,013	4,282
Share-based payment	2,751	3,860	5,276
Depreciation and amortization	88,330	87,898	96,424
Amortization of deferred financing costs	1,597	2,677	2,310
Accretion of discount on senior subordinated notes	—	194	2,051
Adjustment of derivatives to fair value	1,097	1,726	2,426
Distributions greater than (less than) undistributed earnings of investees	728	(138)	1,453
Noncontrolling interest in subsidiaries	(2,099)	(1,680)	(1,987)
Deferred income taxes	9,755	7,690	9,919
Excess tax benefit from share-based payment arrangements	(229)	(592)	(216)
Loss (gain) on sale of assets	45	(579)	(872)
Loss on extinguishment of debt	—	—	61
Changes in operating assets and liabilities:
Accounts receivable	(7,302)	(9,068)	(4,589)
Prepaid expenses and other current assets	(525)	(1,031)	(3,646)
Other receivables	887	1,635	708
Other assets	100	2,878	(333)
Accounts payable	(10,859)	719	(1,278)
Accrued compensation and related expenses	2,905	458	(287)
Accrued interest payable	(241)	592	(1,281)
Income taxes payable	550	(637)	44
Other accrued liabilities	3,828	(2,215)	(3,670)
Other liabilities	(88)	1,665	1,789
Net cash provided by operating activities	115,838	118,024	128,137

Investing activities:
Equipment purchases	(75,007)	(65,252)	(66,204)
Decrease (increase) in deposits on equipment	4,955	9,657	(8,365)
Purchases of marketable securities	—	(39,850)	—
Proceeds from sales of marketable securities	—	39,850	—
Acquisitions, net of cash received	—	(88,979)	(75,268)
Increase in cash in escrow attributable to acquisitions	—	(2,270)	(5,077)
Proceeds from sale of assets	6,532	4,329	3,590
Net cash used in investing activities	(63,520)	(142,515)	(151,324)

ALLIANCE HEALTHCARE SERVICES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(dollars in thousands)

	Year Ended December 31,
	2006	2007	2008
Financing activities:
Principal payments on equipment debt	(3,461)	(5,295)	(6,083)
Proceeds from equipment debt	—	138	872
Principal payments on term loan facility	(17,675)	(600)	(15,000)
Principal payments on revolving loan facility	(57,000)	(57,000)	—
Proceeds from revolving loan facility	27,500	57,000	—
Principal payments on senior subordinated notes	—	—	(3,541)
Proceeds from senior subordinated notes	—	137,250	—
Principal payments on margin loan facility	—	(15,000)	—
Proceeds from margin loan facility	—	15,000	—
Principal payments on bridge loan	—	(50,000)	—
Proceeds from bridge loan	—	50,000	—
Payments of debt issuance costs	(308)	(4,190)	(1,023)
Payments of debt retirement costs	—	—	(61)
Proceeds from share-based payment	1,416	1,109	589
Purchase of treasury stock		(61)	(369)
Excess tax benefit from share-based payment aggangements	229	592	216
Net cash (used in) provided by financing activities	(49,299)	128,943	(24,400)

Net increase (decrease) in cash and cash equivalents	3,019	104,452	(47,587)
Cash and cash equivalents, beginning of year	13,421	16,440	120,892
Cash and cash equivalents, end of year	$16,440	$120,892	$73,305

Supplemental disclosure of cash flow information:
Interest paid	$39,302	$39,434	$45,331
Income taxes paid, net of refunds	2,059	4,372	6,243
Supplemental disclosure of non-cash investing and financing activities:
Net book value of assets exchanged	$6,851	$1,737	$295
Capital lease obligations related to the purchase of equipment	3,251	6,688	4,865
Capital lease obligation transferred for the sale of equipment	(2,772)	—	—
Comprehensive loss from hedging transactions, net of taxes	(159)	(1,151)	(2,364)
Equipment debt assumed in connection with acquistions	—	2,996	8,602
Equipment purchases in accounts payable	1,823	5,183	5,883

See accompanying notes.

ALLIANCE HEALTHCARE SERVICES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY

(dollars in thousands)

								Stockholders’ (Deficit)
					Additional		Accumulated	Equity Attributable to
	Common Stock		Treasury Stock		Paid-In (Deficit)	Accumulated Comprehensive	(Deficit) Retained	Alliance HealthCare	Noncontrolling	Total Stockholders’ (Deficit)
	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Earnings	Services, Inc	Interest	Equity

Balance at December 31, 2005	49,572,206	$496			$(11,876)	$1,515	$(30,391)	$(40,256)	$4,400	$(35,856)

Exercise of common stock options	321,425	3	—	—	1,413	—	—	1,416		1,416
Issuance of common stock under directors’ deferred compensation plan	13,201	—	—	—	76	—	—	76		76
Share-based payment					2,751	—	—	2,751		2,751
Directors’ deferred compensation	—	—	—	—	337	—	—	337		337
Stock option income tax benefit					229	—	—	229		229
Unrealized loss on hedging transaction, net of tax	—	—	—	—	—	(159)	—	(159)		(159)
Net contributions/(distributions)									(2,099)	(2,099)
Net income	—	—	—	—	—	—	18,632	18,632	2,075	20,707
Balance at December 31, 2006	49,906,832	499			(7,070)	1,356	(11,759)	(16,974)	4,376	(12,598)

Exercise of common stock options	339,370	4			1,099	—	—	1,103		1,103
Issuance of common stock under directors’ deferred compensation plan	33,744	—			—	—	—	—		—
Issuance of restricted stock	625,000	6			—	—	—	6		6
Issuance of common stock under stock bonus award	22,305	—			—	—	—	—		—
Purchase of treasury stock	—	—	(6,569)	(61)	—	—	—	(61)		(61)
Share-based payment					3,860	—	—	3,860		3,860
Directors’ deferred compensation		—		—	49	—	—	49		49
Stock option income tax benefit					592	—	—	592		592
Unrealized loss on hedging transaction, net of tax					—	(1,151)	—	(1,151)		(1,151)
Net contributions/(distributions)									(1,680)	(1,680)
Net income	—	—	—	—	—	—	16,232	16,232	1,727	17,959
Balance at December 31, 2007	50,927,251	509	(6,569)	(61)	(1,470)	205	4,473	3,656	4,423	8,079

Exercise of common stock options	123,795	1			584	—	—	585		585
Issuance of common stock under directors’ deferred compensation plan	59,217				—	—	—	—		—
Issuance of restricted stock	283,300	3			—	—	—	3		3
Issuance of common stock under stock bonus award	125,470	1			—	—	—	1		1
Purchase of treasury stock	—	—	(46,362)	(369)	—	—	—	(369)		(369)
Share-based payment					5,276	—	—	5,276		5,276
Stock option income tax benefit					216	—	—	216		216
Unrealized loss on hedging transaction, net of tax					—	(2,364)	—	(2,364)		(2,364)
Net contributions/(distributions)									(1,987)	(1,987)
Net income	—	—	—	—	—	—	16,523	16,523	3,030	19,553
Balance at December 31, 2008	51,519,033	$514	(52,931)	$(430)	$4,606	$(2,159)	$20,996	$23,527	$5,466	$28,993

 See accompanying notes.

ALLIANCE HEALTHCARE SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2008

(dollars in thousands, except per share amounts)

1.                                      Description of the Company and Basis of Financial Statement Presentation

Description of the Company  Alliance HealthCare Services, Inc. and its subsidiaries, formerly known as Alliance Imaging, Inc., (the “Company”) provides diagnostic imaging services and therapeutic services primarily to hospitals and other healthcare providers on a shared-service and full-time service basis. The Company also provides services through a growing number of fixed sites, primarily to hospitals or health systems. The Company’s services normally include the use of its systems, technologists and other clinical staff to operate the systems, equipment maintenance and upgrades and management of day-to-day shared-service and fixed-site diagnostic imaging and radiation oncology operations. The Company also offers ancillary services including marketing support, education, training and billing assistance. The Company operates entirely within the United States and is one of the largest providers of shared service and fixed-site magnetic resonance imaging (“MRI”) and positron emission tomography and positron emission tomography/computed tomography (“PET and PET/CT”) services in the country. The Company also operates 21 radiation oncology centers at December 31, 2008. For the year ended December 31, 2008, MRI and PET/CT services generated 54% and 34% of the Company’s revenue, respectively.

Principles of Consolidation and Basis of Financial Statement Presentation  The accompanying consolidated financial statements of the Company include the assets, liabilities, revenues and expenses of all majority-owned subsidiaries over which the Company exercises control. Intercompany transactions have been eliminated. The Company records noncontrolling interest related to its consolidated subsidiaries which are not wholly owned. Investments in non-consolidated investees are accounted for under the equity method. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) in the United States of America.

On January 1, 2009, the Company adopted Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 160 “Noncontrolling Interests in Consolidated Financial Statements—An Amendment of Accounting Research Bulletin No. 51” (“SFAS 160”) and FASB Staff Position (“FSP”) Emerging Issues Task Force No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP 03-6-1”). The adoption of SFAS160 changed the presentation of noncontrolling interest to a component of stockholders’ equity, rather than a liability. In addition, SFAS 160 required the presentation of net income attributable to noncontrolling interest, rather than minority interest expense. The adoption of FSP 03-6-1 changed the calculation of basic earnings per share requiring restricted stock awards that have previously been included in the Company’s diluted weighted-average shares to be included in basic weighted-average shares. The presentation and disclosure requirements of SFAS 160 and FSP 03-6-1 have been applied retrospectively to the consolidated financial statements and notes thereto.

2.                                      Summary of Significant Accounting Policies

Cash and Cash Equivalents  The Company classifies short-term investments with original maturities of three months or less as cash equivalents.

Accounts Receivable  The Company provides shared and single-user diagnostic imaging and radiation oncology equipment and technical support services to the healthcare industry and directly to patients on an outpatient basis. Substantially all of the Company’s accounts receivables are due from hospitals, other healthcare providers and health insurance providers located throughout the United States. A substantial portion of the Company’s services are provided pursuant to long-term contracts with hospitals and other healthcare providers or directly to patients. Accounts receivable generally are collected within industry norms for third-party payors. Estimated credit losses are provided for in the consolidated financial statements and losses experienced have been within management’s expectations.

Concentration of Credit Risk  Financial instruments which potentially subject the Company to a concentration of credit risk principally consists of cash, cash equivalents and trade receivables. The Company invests available cash in cash equivalents and money market securities of high-credit-quality financial institutions. The Company had cash and cash equivalents in the amount of $119,337 and $68,705 as of December 31, 2007 and 2008, respectively, in excess of federally insured limits. At December 31, 2007 and 2008, the Company’s accounts receivable were primarily from clients in the healthcare industry. To reduce credit risk, the Company performs periodic credit evaluations of its clients, but does not generally require advance payments or collateral. Credit losses to clients in the healthcare industry have not been material. The provision for doubtful accounts was 0.9% of revenues in 2006, 2007 and 2008.

Equipment  Equipment is stated at cost and is depreciated using the straight-line method over an initial estimated life of three to 10 years to an estimated residual value, between five and 10 percent of original cost. If the Company continues to operate the equipment beyond its initial estimated life, the residual value is then depreciated to a nominal salvage value over three years.

Routine maintenance and repairs are charged to expense as incurred. Major repairs and purchased software and hardware upgrades, which extend the life of or add value to the equipment, are capitalized and depreciated over the remaining useful life.

With the exception of a relatively small dollar amount of office furniture, office equipment, computer equipment, software and leasehold improvements, substantially all of the property owned by the Company relates to diagnostic imaging and radiation oncology equipment, power units and mobile trailers used in the business.

Goodwill and Intangible Assets  Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) requires that goodwill and intangible assets with indefinite useful lives not be amortized, but instead be tested for impairment at least annually. In accordance with SFAS 142, the Company has selected to perform an annual impairment test for goodwill and intangible assets with indefinite useful lives based on the financial information as of September 30, or more frequently when an event occurs or circumstances change to indicate an impairment of these assets has possibly occurred. Goodwill and intangible assets with indefinite useful lives are allocated to the Company’s various reporting units, which are its geographical regions. SFAS 142 requires the Company to compare the fair value of the reporting unit to its carrying amount on an annual basis to determine if there is potential impairment. If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the implied fair value of the goodwill and intangible assets with indefinite useful lives within the reporting unit is less than the carrying value. The fair value of the reporting unit is determined based on discounted cash flows, market multiples or appraised values as appropriate. The Company complies with periodic impairment test procedures. In 2006, 2007, and 2008 the Company concluded that the fair value of each reporting unit exceeded its carrying value, indicating no goodwill or indefinite-lived intangible asset impairment was present. No triggering events occurred during the fourth quarters of 2006, 2007 and 2008 which required an additional impairment test as of December 31, 2006, 2007, or 2008. SFAS 142 also requires intangible assets with definite useful lives to be amortized over their respective estimated useful lives to their estimated residual values and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). In 2006, 2007 and 2008 the Company concluded that no impairment was present in its intangible assets with definite useful lives.

Impairment of Long-Lived Assets  The Company accounts for long-lived assets in accordance with the provisions of SFAS 144. SFAS 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. In 2006, 2007 and 2008 the Company concluded that no impairment was present in its long-lived assets.

Revenue Recognition  The majority of the Company’s revenues are derived directly from healthcare providers and are primarily for imaging services. To a lesser extent, revenues are generated from direct billings to third-party payors or patients which are recorded net of contractual discounts and other arrangements for providing services at less than established patient billing rates. Revenues from billings to third-party payors and patients amounted to approximately 21%, 11% and 13% of revenues for the years ended December 31, 2008, 2007 and 2006, respectively. No single customer accounted for more than 2% of consolidated revenues in each of the years ended December 31, 2006, 2007, and 2008, respectively. The Company recognizes revenue in accordance with Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB 104”). As the price is predetermined, all revenues are recognized at the time the delivery of service has occurred and collectibility is reasonably assured which is based upon contract terms with healthcare providers and negotiated rates with third party payors and patients. The Company also records revenue from management services that it performs based upon management service contracts with predetermined pricing. Revenues from these services amounted to approximately 6%, 9% and 9% of total revenue for the three years ended December 31, 2008, 2007 and 2006, respectively. These revenues are recorded in the period in which the service is performed and collections of the billed amounts are reasonably assured in accordance with SAB 104.

Share-Based Payment  SFAS No. 123(R) (revised December 2004), “Share- Based Payment” (“SFAS 123(R)”), requires that the fair value at the grant date resulting from all share-based payment transactions be recognized in the financial statements. Further, SFAS 123(R) requires entities to apply a fair-value based measurement method in accounting for these transactions. This value is recorded over the vesting period. Under SFAS 123(R), the Company records in its consolidated statements of operations (i) compensation cost for options granted, modified, repurchased or cancelled on or after January 1, 2006 under the provisions of SFAS 123(R) and (ii) compensation cost for the unvested portion of options granted prior to January 1, 2006 over their remaining vesting periods using the amounts previously measured under SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) for pro forma disclosure purposes.

Derivatives  The Company accounts for derivative instruments and hedging activities in accordance with the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) and Statement of Financial Accounting Standards No. 138, “Accounting for Certain Derivative Instruments and Hedging Activities” (“SFAS 138”), an amendment of SFAS 133. On the date the Company enters into a derivative contract, management may designate the derivative as a hedge of the identified exposure. The Company formally documents all relationships between hedging instruments and hedged items, as well as the risk-management objective and strategy for undertaking various hedge transactions. In this documentation, the Company specifically identifies the firm commitment or forecasted transaction that has been designated as a hedged item and states how the hedging instrument is expected to hedge the risks related to the hedged item. The Company formally measures effectiveness of its hedging relationships, both at the hedge inception and on an ongoing basis, in accordance with its risk management policy. The Company would discontinue hedge accounting prospectively (i) if it is determined that the derivative is no longer effective in offsetting change in the cash flows of a hedged item, (ii) when the derivative expires or is sold, terminated or exercised, (iii) because it is probable that the forecasted transaction will not occur, (iv) because a hedged firm commitment no longer meets the definition of a firm commitment, or (v) if management determines that designation of the derivative as a hedge instrument is no longer appropriate. The Company’s derivatives are recorded on the balance sheet at their fair value. For derivatives accounted for as cash flow hedges any unrealized gains or losses on fair value are included in comprehensive income (loss), net of tax, assuming perfect effectiveness. Any ineffectiveness is recognized in earnings.

Income Taxes  The provision for income taxes is determined in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). Deferred tax assets and liabilities are determined based on the temporary differences between the financial reporting and tax bases of assets and liabilities, applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse. Future income tax benefits are recognized only to the extent that the realization of such benefits is considered to be more likely than not. The Company regularly reviews its deferred tax assets for recoverability and establishes a valuation allowance, when it is more likely than not that such deferred tax assets will not be recoverable, based on historical taxable income, projected future taxable income, and the expected timing of the reversals of existing temporary differences. Effective January 1, 2007, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of SFAS 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

Fair Values of Financial Instruments  The carrying amount reported in the balance sheet for cash and cash equivalents approximates fair value based on the short-term maturity of these instruments. The carrying amounts reported in the balance sheet for accounts receivable and accounts payable approximate fair value based on the short-term nature of these accounts. The carrying amount reported in the balance sheet for long-term debt under the Company’s Credit Agreement approximates fair value, as these borrowings have variable rates that reflect currently available terms, credit spreads and conditions for similar debt. The fair value of the Company’s senior subordinated notes and its equipment loans was $291,181 and $266,349 compared to the carrying amount reported on the balance sheet of $304,196 and $310,962 as of December 31, 2007 and 2008, respectively. The fair value of the Company’s senior subordinated notes was based upon the bond trading prices at December 31, 2007 and 2008, respectively. The fair value of the equipment loans was estimated using discounted cash flow analyses, based on the Company’s current incremental rates for similar types of equipment loans.

Use of Estimates  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Comprehensive Income (Loss)  The Company reports comprehensive income (loss) in accordance with SFAS No. 130, “Reporting Comprehensive Income” (“SFAS 130”). For the years ended December 31, 2006, 2007 and 2008, the Company had entered into multiple interest rate swap agreements and interest rate collar agreements, as discussed in Note 11. Assuming perfect effectiveness, any unrealized gains and losses related to the swaps and collars that qualify for hedge accounting are classified as a component of comprehensive income (loss), net of any tax. Any ineffectiveness is recognized in earnings.

Segment Reporting  The chief operating decision maker (“CODM”) reviews the operating results of the Company’s geographic regions for the purpose of making operating decisions and assessing performance. Based on the aggregation criteria in SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” the Company has aggregated the results of its geographic regions into one reportable segment. Additionally, the Company does not consider its wholesale revenue and retail revenue sources to constitute separate operating segments as discrete financial information does not exist and is not provided to the CODM.

Recent Accounting Pronouncements  In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115” (“SFAS 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. SFAS 159 was effective and adopted by the Company on January 1, 2008. The provisions of SFAS 159 are being applied prospectively. The adoption of SFAS 159 did not have a material impact on the Company’s results of operations, cash flows or financial position as the Company did not elect the fair value option for any of its financial assets or liabilities.

In December 2007, the FASB issued SFAS No. 141(R) (Revised 2007), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) will significantly change the accounting for business combinations. Under SFAS 141(R), an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. SFAS 141(R) will change the accounting treatment for certain specific items, including:

•                  Acquisition costs will be generally expensed as incurred;

•                  Noncontrolling interests (formerly known as “minority interests”—see SFAS 160 discussion below) will be valued at fair value at the acquisition date;

•                  Acquired contingent liabilities will be recorded at fair value at the acquisition date and subsequently measured at either the higher of such amount or the amount determined under existing guidance for non-acquired contingencies;

•                  Restructuring costs associated with a business combination will generally be expensed subsequent to the acquisition date; and

•                  Changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense.

SFAS 141(R) also includes a substantial number of new disclosure requirements. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. The Company adopted SFAS 141(R) on January 1, 2009. The Company expects SFAS 141(R) will have an impact on accounting for business combinations, but the effect is generally dependent upon acquisitions at that time.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—An Amendment of Accounting Research Bulletin No. 51” (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a noncontrolling interest as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest. The Company adopted SFAS 160 on January 1, 2009. The adoption of SFAS 160 changed the presentation of noncontrolling interest to a component of stockholders’ equity, rather than a liability. In addition, SFAS 160 required the presentation of net income attributable to noncontrolling interest, rather than minority interest expense. The presentation and disclosure requirements of SFAS 160 have been applied retrospectively to the consolidated financial statements and notes thereto.

In March 2008, the FASB issued SFAS No. 161, “Disclosure about Derivative Instruments and Hedging Activities—An Amendment of FASB Statement No. 133” (“SFAS 161”), which enhances the current guidance on disclosure requirements for derivative instruments and hedging activities. This statement requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. Specifically, SFAS 161 requires disclosure about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flow. This statement requires qualitative disclosure about the objectives and strategies for using derivatives in terms of the risks that the entity is intending to manage, quantitative disclosures about fair value amounts of gains and losses on derivative instruments in a tabular format, and disclosures about credit-risk-related contingent features in derivative agreements to provide information on potential effect on an entity’s liquidity from using derivatives. The derivative instruments shall be distinguished between those used for risk management purposes and those used for other purposes. SFAS 161 is effective for fiscal years, and interim periods within those fiscal years, beginning after November 15, 2008, which will be January 1, 2009 for the Company, with early application encouraged. The Company adopted the provisions of SFAS 161 on January 1, 2009.

In June 2008, the FASB issued FSP 03-6-1, which addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and therefore need to be included in the earnings allocation in calculating earnings per share under the two-class method described in SFAS No. 128, “Earnings per Share” (“SFAS 128”). FSP 03-6-1 requires companies to treat unvested share-based payment awards that have non-forfeitable rights to dividend or dividend equivalents as a separate class of securities in calculating earnings per share. FSP 03-6-1 is effective for fiscal years beginning after December 15, 2008 and is to be applied retrospectively. The Company adopted the provisions of FSP 03-6-1on January 1, 2009. The Company granted and expects to continue to grant restricted stock awards to its officers and non-employee directors that contain non-forfeitable rights to dividend and dividend equivalents. Such awards are considered participating securities under FSP 03-6-1. As such, the Company is required to include these awards in the calculation of the Company’s basic earnings per share and will need to calculate basic earnings per share using the two-class method. Restricted stock awards have previously been included in the Company’s dilutive earnings per share calculation using the treasury stock method. The two-class method of computing earnings per share is an earnings allocation formula that determines earnings per share for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. The Company has historically not paid and does not expect to pay dividends in the foreseeable future; however, the Company must still allocate undistributed earnings between common shareholders and participating securities based on the contractual rights of each security, as if all the earnings for the period have been distributed. The presentation and disclosure requirements of FSP 03-6-1 have been applied retrospectively to the consolidated financial statements and notes thereto.

3.                                      Transactions

On November 27, 2006, affiliates of Kohlberg Kravis Roberts & Co (“KKR”) sold 9,200,000 shares of the Company’s common stock in an underwritten secondary public offering. Following completion of this offering, KKR beneficially owned approximately 52% of the Company’s outstanding shares of common stock. The Company did not sell any shares and did not receive any proceeds from the sale of shares in the public offering.

On April 16, 2007, funds managed by Oaktree Capital Management, LLC (“Oaktree”) and MTS Health Investors, LLC (“MTS”) purchased 24,501,505 shares of the Company’s common stock from a fund managed by an affiliate of KKR. Upon completion of the transaction, Oaktree and MTS owned in the aggregate approximately 49.7% of the outstanding shares of the Company’s common stock.

Effective October 1, 2007, the Company purchased the assets of Diagnostic Radiology Systems, Inc., a mobile provider of magnetic resonance imaging (“MRI”) and positron emission tomography/computed tomography (“PET/CT”), with operations in a certificate of need state. The purchase price consisted of $8,620 in cash and transaction costs. The acquisition was financed using internally generated funds. As a result of this acquisition, the Company recorded goodwill of $2,148 and acquired intangible assets of $2,240, of which $1,520 was assigned to customer contracts, which is amortized over eight years, $510 was assigned to the non-compete agreement, which is amortized over one year, and $210 was assigned to certificates of needs, which have indefinite useful lives and are not subject to amortization. The intangible assets were recorded at fair value at the acquisition date. All recorded goodwill and intangible assets are capitalized for tax purposes and amortized over 15 years. The preliminary values above were subject to adjustment for up to one year after the close of the transaction due to additional information that could result in changes in the original valuation of assets acquired and liabilities assumed. During the year ended December 31, 2008, the Company increased goodwill by $35 as a result of changes in the original valuation of assets acquired and liabilities assumed. The year ended December 31, 2007 included three months of operations from this acquisition. The Company has not included pro forma information as this acquisition did not have a material impact on its consolidated financial position or results of operations.

Effective November 2, 2007, Alliance Oncology, LLC (“AO”), an affiliate of the Company, purchased the assets of eight radiation oncology centers in Alabama, Arkansas, Mississippi, and Missouri from Bethesda Resources, Inc., a wholly-owned subsidiary of Sonix, Inc. Many of these centers are sole community providers and are located on or near hospital campuses. Several of these radiation oncology centers operate under certificates of need. The purchase price consisted of $36,500 in cash and $800 in assumed liabilities and transaction costs. The acquisition was financed using internally generated funds and capital leases. As a result of this acquisition, the Company recorded goodwill of $4,246 and acquired intangible assets of $31,230, of which $2,230 was assigned to the physician referral network, which is amortized over seven years and $29,000 was assigned to certificates of need, which have indefinite useful lives and are not subject to amortization. The intangible assets were recorded at fair value at the acquisition date. All recorded goodwill and intangible assets are capitalized for tax purposes and amortized over 15 years. The preliminary values above are subject to adjustment for up to one year after the close of the transaction due to additional information that could result in changes in the original valuation of assets acquired and liabilities assumed. During the year ended December 31, 2008, the Company decreased goodwill by $72 as a result of changes in the original valuation of assets acquired and liabilities assumed. The year ended December 31, 2007 included approximately two months of operations from this acquisition. The Company has not included pro forma information as this acquisition did not have a material impact on its consolidated financial position or results of operations.

Effective November 5, 2007, the Company purchased all of the outstanding shares of the New England Health Enterprises Business Trust and all of the outstanding membership interests of New England Imaging Management, LLC, a fixed-site provider of MRI and computed tomography (“CT”), collectively referred to as New England Health Enterprises, or NEHE. NEHE operates seven fixed-site imaging centers and one mobile MRI system in Maine and Massachusetts. The purchase price consisted of $44,635 in cash, $2,270 in cash which is being held in an escrow account, and $4,592 in assumed liabilities and transaction costs. The acquisition was financed using internally generated funds, borrowings under an Acquisition Credit Facility and capital leases. The Company recorded total goodwill of $19,341, which includes $10,947 of goodwill related to deferred tax liabilities recorded for basis differences in intangible assets as a result of the acquisition. None of the goodwill recorded is deductible for tax purposes. The Company acquired intangible assets of $29,000, of which $15,700 was assigned to the physician referral network, which is amortized over 15 years, $3,800 was assigned to the non-compete agreement, which is amortized over five years, and $9,500 was assigned to certificates of need held by NEHE, which have indefinite useful lives and are not subject to amortization. These assets were recorded at fair value at the acquisition date. At the acquisition date, the acquisition included $2,270 for a contingent payment which is being held in an escrow account, pending the resolution of claims for indemnification and contingent consideration based on certain performance target requirements, which will be resolved over the next one to three years. During the first quarter of 2009, one of these contingencies was resolved, and the Company recorded an additional $28 to goodwill as of December 31, 2008. The Company will receive $1,242 from escrow during 2009. When the remaining contingencies are resolved and consideration is distributable from the escrow account, the Company will record the fair value of the consideration as additional purchase price to goodwill. The preliminary values above are subject to adjustment for up to one year after the close of the transaction due to additional information that could result in changes in the original valuation of assets acquired and liabilities assumed. During the year ended December 31, 2008, the Company decreased goodwill by $805 as a result of changes in the original valuation of assets acquired and liabilities assumed. The year ended December 31, 2007 included approximately two months of operations from this acquisition. The Company has not included pro forma information as this acquisition did not have a material impact on its consolidated financial position or results of operations.

On December 4, 2007, the Company issued an additional $150,000 of its 7 1/4% Senior Subordinated Notes due 2012 (the “new 7 1/4% Notes”) in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended. The new 7 1/4% Notes were subsequently registered. The new 7 1/4% Notes were issued at a discount of 8.5%, which is being amortized to interest expense through the maturity date of the notes. The new 7 1/4% Notes have terms that are substantially identical to the Company’s original 7 1/4% Notes, but were issued under a new indenture and are therefore a separate series of notes. The Company used a portion of the net proceeds from the issuance of the new 7 1/4% Notes to repay and terminate an

Acquisition Credit Facility entered into to finance the NEHE acquisition (as described in Note 9 of the Notes to the Consolidated Financial Statements). The remaining net proceeds are being used for general corporate purposes, which may include acquisitions.

In the first quarter of 2008, the Company purchased six CyberKnife® robotic radiosurgery facilities from Accuray, Inc. The radiosurgery systems are currently providing radiosurgery services at hospitals located in California, Maryland, New Jersey and Tennessee. The purchase price totaled $10,287 in cash and $732 in transaction costs. The acquisition was financed using proceeds from the Company’s issuance of the new 7 1/4% Notes in December 2007. As a result of this acquisition, the Company recorded acquired intangible assets of $1,459, which was assigned to customer contracts and will be amortized over seven years. The intangible assets were recorded at fair value at the acquisition date. All recorded intangible assets are capitalized for tax purposes and amortized over 15 years. The preliminary values above are subject to adjustment for up to one year after the close of the transaction due to additional information that could result in changes in the original valuation of assets acquired and liabilities assumed. The year ended December 31, 2008 included approximately nine months of operations from this acquisition. The Company has not included pro forma information as this acquisition did not have a material impact on its consolidated financial position or results of operations.

In the third quarter of 2008, the Company purchased all of the outstanding membership interests of Medical Outsourcing Services, LLC (“MOS”), a mobile provider of PET/CT, based in Naperville, Illinois. MOS currently operates in nine states, including, Illinois, Indiana, Iowa, Michigan, Missouri, New Jersey, Ohio, Pennsylvania, and Wisconsin. The purchase price consisted of $17,271 in cash, $2,500 in cash which is being held in an escrow account, and $4,564 in assumed liabilities and transaction costs. The Company financed this acquisition using internally generated funds and proceeds from the Company’s issuance of the new 7 1/4% Notes in December 2007. As a result of this acquisition, the Company recorded goodwill of $3,303 and acquired intangible assets of $12,450, of which $3,850 was assigned to the physician referral network, which is amortized over five years, $6,100 was assigned to customer relationships, which is amortized over 10 years and $2,500 was assigned to a non-compete agreement, which is amortized over three years. The intangible assets were recorded at fair value at the acquisition date. All recorded goodwill and intangible assets are capitalized for tax purposes and amortized over 15 years. The acquisition included $2,500 for a contingent payment which is being held in an escrow account, pending the resolution of claims for indemnification, which will be resolved over the next three years. When the contingencies are resolved and consideration is distributable from the escrow account, the Company will record the fair value of the consideration as additional purchase price to goodwill. The preliminary values above are subject to adjustment for up to one year after the close of the transaction due to additional information that could result in changes in the original valuation of assets acquired and liabilities assumed acquired. During the quarter ended December 31, 2008, the Company increased goodwill by $401 as a result of changes in the original valuation of assets acquired and liabilities assumed. The year ended December 31, 2008 included six months of operations from this acquisition. The Company has not included pro forma information as this acquisition did not have a material impact on its consolidated financial position or results of operations.

In the third quarter of 2008, the Company purchased all of the outstanding membership interests of RAMIC Des Moines, LLC (“RAMIC”), a single modality center providing MRI services in West Des Moines, Iowa. The purchase price consisted of $7,216 in cash, $605 in cash which is being held in an escrow account, and $114 in assumed liabilities and transaction costs. The Company financed this acquisition using internally generated funds and proceeds from the Company’s issuance of the new 7 1/4% Notes in December 2007. As a result of this acquisition, the Company recorded goodwill of $2,899 and acquired intangible assets of $2,600, of which $1,850 was assigned to the physician network, which is amortized over five years and $750 was assigned to certificates of need held by RAMIC, which have indefinite useful lives and are not subject to amortization. The intangible assets were recorded at fair value at the acquisition date. All recorded goodwill and intangible assets are capitalized for tax purposes and amortized over 15 years. The acquisition included $605 for a contingent payment which is being held in an escrow account, pending the resolution of claims for indemnification, which will be resolved over the next year. When the contingencies are resolved and consideration is distributable from the escrow account, the Company will record the fair value of the consideration as additional purchase price to goodwill. The preliminary values above are subject to adjustment for up to one year after the close of the transaction due to additional information that could result in changes in the original valuation of assets acquired and liabilities assumed. During the quarter ended December 31, 2008, the Company decreased goodwill by $800 as a result of changes in the original valuation of assets acquired and liabilities assumed. The year ended December 31, 2008 included approximately five months of operations from this acquisition. The Company has not included pro forma information as this acquisition did not have a material impact on its consolidated financial position or results of operations.

In the fourth quarter of 2008, the Company purchased all of the outstanding membership interests of Shared PET Imaging, LLC (“SPI”), a mobile and fixed-site provider of PET and PET/CT, based in Canton, Ohio. SPI serves approximately 90 clients in thirteen states, including Ohio, Michigan, Indiana, Illinois, Florida, Pennsylvania, New York, Tennessee and South Carolina. The purchase price consisted of $34,092 in cash, $2,000 in cash which is being held in an escrow account, and $9,102 in assumed liabilities and transaction costs. The Company financed this acquisition using internally generated funds and proceeds from the Company’s issuance of the new 7 1/4% Notes in December 2007. As a result of this acquisition, the Company recorded goodwill of $6,895 and acquired intangible assets of $9,350, of which $500 was assigned to the physician referral network, which is amortized over five years, $5,350 was assigned to customer relationships, which is amortized over 13 years and $3,150 was assigned to a non-compete agreement, which is amortized over three years, $350 was assigned to certificates of need held by SPI, which have indefinite useful lives and are not subject to amortization. The intangible assets were recorded at fair value at the acquisition date. All recorded goodwill and intangible assets are capitalized for tax purposes and amortized over 15 years. The acquisition included $2,000 for a contingent payment which is being held in an escrow account, pending the resolution of claims for indemnification, which will be resolved over the next 18 months. When the contingencies are resolved and consideration is distributable from the escrow account, the Company will record the fair value of the consideration as additional purchase price to goodwill. The preliminary values above are subject to adjustment for up to one year after the close of the transaction due to additional information that could result in changes in the original valuation of assets acquired and liabilities assumed. The year ended December 31, 2008 included one month of operations from this acquisition. The Company has not included pro forma information as this acquisition did not have a material impact on its consolidated financial position or results of operations.

Also in the fourth quarter of 2008, the Company purchased the remaining 20% minority interest in AO. The total purchase price was $6,524, which consisted entirely of cash. The Company financed this acquisition using internally generated funds. As a result of this acquisition, the Company recorded goodwill of $4,537. All recorded goodwill is capitalized for tax purposes and amortized over 15 years.

4.                                      Share-Based Payment

The Company adopted SFAS 123(R) in the fiscal year beginning January 1, 2006, using the modified prospective application transition method. Under SFAS 123(R), the Company records in its consolidated statements of operations (i) compensation cost for options granted, modified, repurchased or cancelled on or after January 1, 2006 under the provisions of SFAS 123(R) and (ii) compensation cost for the unvested portion of options granted prior to January 1, 2006 over their remaining vesting periods using the amounts previously measured under SFAS 123 for pro forma disclosure purposes.

The Company has elected to follow the alternative transition method as described in the FASB Staff Position FAS123R-3, “Transition Election to Accounting for the Tax Effects of Share-Based Payment Awards,” for computing its beginning additional paid-in capital pool. In addition, the Company treats the tax deductions from stock options as being realized when they reduce taxes payable in accordance with the principles and timing under the relevant tax law.

Stock Option Plans and Awards

In November 1999, the Company adopted an employee stock option plan (the “1999 Equity Plan”) pursuant to which options and awards with respect to a total of 6,325,000 shares of the Company’s common stock became available for grant. On May 30, 2007 the Company adopted an amendment to the 1999 Equity Plan which increased the number of shares available to be awarded to 8,025,000 shares. As of December 31, 2008, a total of 1,194,208 shares are available for grant under the 1999 Equity Plan. Options are granted with exercise prices equal to fair value of the Company’s common stock at the date of grant, except as noted below. All options have 10-year terms. Options granted after January 1, 2008 are time options which vest 25% each year, over four years. For options granted prior to January 1, 2008, initial stock option grants were comprised 50% of “time options” and 50% of “performance options.” The time options have a five-year vesting schedule, vesting 20% per year. The performance options cliff vest after eight years; however, in the event certain operating performance targets are met, up to 20% of the performance options may vest each year, accelerating the vesting period up to five years. Prior to January 1, 2008, subsequent stock options granted under the 1999 Equity Plan to employees were always time options which vest 5% in the first year, 20% in the second year and 25% in years three through five.

In November 2000, the Company granted stock options to certain employees at exercise prices below the fair value of the Company’s common stock, of which 35,000 options were outstanding at December 31, 2008. The exercise prices of these options and the fair value of the Company’s common stock on the grant date were $5.60 and $9.52 per share, respectively.

The Company is using the Black-Scholes option pricing model to value the compensation expense associated with stock-based awards. The fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model that uses the assumptions noted in the table below. In addition, forfeitures are estimated when recognizing compensation expense and the estimate of forfeitures will be adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of compensation expense to be recognized in future periods. The Company records share-based payments for stock options granted with exercise prices below the fair value of the Company’s common stock at the date of grant and for certain stock options subject to amended performance targets under the 1999 Equity Plan, as discussed below.

The following weighted average assumptions were used in the estimated grant date fair value calculations for stock option awards:

	Year Ended December 31,
	2006	2007	2008
Risk free interest rate	4.58%	4.74%	3.40%
Expected dividend yield	0.00%	0.00%	0.00%
Expected stock price volatility	56.7%	60.3%	53.2%
Average expected life (in years)	6.68	6.60	6.25

The expected stock price volatility rates are based on a blend of the historical volatility of the Company’s common stock and peer implied volatility. The risk free interest rates are based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option or award. The average expected life represents the weighted average period of time that options or awards granted are expected to be outstanding, as calculated using the simplified method described in the Securities and Exchange Commission’s Staff Accounting Bulletin No. 107, as the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term.

The following table summarizes the Company’s stock option activity:

	Number of Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2005	3,571,275	$6.25
Granted	1,251,500	5.15
Exercised	(321,425)	4.41
Canceled	(407,025)	7.49
Outstanding at December 31, 2006	4,094,325	5.93
Granted	668,500	7.32
Exercised	(339,370)	3.24
Canceled	(617,535)	6.24
Outstanding at December 31, 2007	3,805,920	6.36
Granted	505,000	9.20
Exercised	(123,795)	4.73
Canceled	(172,950)	8.08
Outstanding at December 31, 2008	4,014,175	$6.70	6.27	$7,442
Vested and expected to vest in the future at December 31, 2008	3,488,257	$6.66	6.11	$6,567
Exercisable at December 31, 2008	2,098,060	$6.10	4.93	$4,940

The following table summarizes information about all stock options outstanding at December 31, 2008:

Options Outstanding	Exercise Price	Weighted Average Remaining Contractual Life	Options Exercisable	Exercise Price
		(years)
4,000	$3.55	4.65	4,000	$3.55
198,525	3.67	5.01	142,025	3.67
34,650	4.04	5.42	30,150	4.04
548,950	4.19	7.09	147,200	4.19
13,000	4.95	4.37	13,000	4.95
122,500	5.19	4.04	122,500	5.19
1,000,000	5.27	4.01	1,000,000	5.27
150,000	5.56	6.92	75,000	5.56
82,100	5.60	1.26	82,100	5.60
50,000	6.26	7.95	12,500	6.26
5,000	6.28	7.57	1,250	6.28
50,000	6.42	7.64	20,000	6.42
26,950	6.46	7.62	5,950	6.46
12,500	6.94	5.77	12,495	6.94
235,000	7.05	8.08	70,500	7.05
329,600	7.41	8.12	27,650	7.41
200,000	7.49	7.87	50,000	7.49
5,000	7.75	6.77	4,995	7.75
5,000	7.91	7.77	3,330	7.91
35,000	8.24	7.79	8,750	8.24
2,000	8.57	9.77	—	—
55,000	8.74	9.78	—	—
15,000	9.17	6.24	10,500	9.17
396,000	9.26	9.00	—	—
65,000	9.60	6.22	45,500	9.60
5,000	9.74	8.77	1,665	9.74
343,400	12.35	6.01	182,000	12.35
25,000	13.00	2.61	25,000	13.00
4,014,175	$6.70	6.27	2,098,060	$6.10

The weighted average grant-date fair value of options granted during the years ended December 31, 2006, 2007, and 2008 was $3.14 per share, $4.59 per share, and $5.03 per share, respectively. The total intrinsic value of options exercised during the years ended December 31, 2006, 2007 and 2008 was $585, $1,574, and $759, respectively. The total cash received from employees as a result of stock option exercises was $1,416, $1,109, and $589 for the years ended December 31, 2006, 2007, and 2008, respectively.

The following table summarizes the Company’s unvested stock option activity:

	Shares	Weighted Average Grant-Date Fair Value
Unvested at December 31, 2007	2,182,855	$3.88
Granted	505,000	5.03
Vested	(627,936)	3.67
Canceled	(143,804)	4.52
Unvested at December 31, 2008	1,916,115	$4.20

At December 31, 2008, the total unrecognized fair value share-based payment related to unvested stock options granted to both employees and non-employees was $4,193, which is expected to be recognized over a remaining weighted-average period of 2.42 years. The valuation model applied in this calculation utilizes highly subjective assumptions that could potentially change over time, including the expected forfeiture rate and performance targets. Therefore the amount of unrecognized share-based payment noted above does not necessarily represent the amount that will ultimately be realized by the Company in the statements of operations. The total fair value of shares vested during the years ended December 31, 2006, 2007, and 2008 was $1,257, $2,966, and $2,305, respectively.

Restricted Stock Awards

The 1999 Equity Plan, as amended and restated, permits the award of restricted stock, restricted stock units, stock bonus awards and performance-based awards. During 2007 and 2008, the Company granted 625,000 and 290,000 restricted stock awards (“awards”), respectively, to certain employees of the Company. These awards cliff vest after three years, provided that the employee remains continuously employed through the issuance date. On December 31, 2008, the Company granted restricted stock awards to three non-employee directors of the Company who are unaffiliated with Oaktree or MTS (“unaffiliated directors”) equal to 11,318 of common stock each. These awards to unaffiliated directors cliff vest after one year based on the unaffiliated directors’ continued service with the Company through that date. For the years ended December 31, 2007 and 2008 the Company recorded share-based payment related to these grants of $1,006 and $1,932, respectively. The weighted average grant-date fair value of restricted stock awards granted during the years ended December 31, 2007 and 2008 was $6.65 and $8.46 per share, respectively.

The following table summarizes the Company’s unvested restricted stock activity:

	Shares	Weighted Average Grant Date Fair Value
Unvested at December 31, 2007	625,000	$6.65
Granted	323,954	8.46
Vested	(3,300)	9.26
Canceled	(6,700)	9.26
Unvested at December 31, 2008	938,954	$7.25

At December 31, 2008, the total unrecognized fair value share-based payment related to the restricted stock awards granted to employees was $3,294, which is expected to be recognized over a remaining weighted-average period of 1.50 years. At December 31, 2008, the total unrecognized fair value share- based payment related to the restricted stock awards granted to unaffiliated directors was $80, which is expected to be recognized over a remaining weighted- average period of 1.00 year. The unaffiliated directors will each receive a restricted stock award on December 31, 2009 and each December 31 thereafter (the “Grant Date”) of the number of shares of common stock having a value equal to $80, rounded down to the nearest whole share, and calculated using the average share price of the Company’s stock over the fifteen-day period preceding the Grant Date. Such restricted stock awards will fully vest one year after the Grant Date based on the continued service of the non-employee director through the vesting date. The valuation model applied in this calculation utilizes highly subjective assumptions that could potentially change over time, including the expected forfeiture rate. Therefore the amount of unrecognized share-based payment noted above does not necessarily represent the amount that will ultimately be realized by the Company in the statements of operations.

Restricted Stock Units

On December 31, 2007, the Company granted restricted stock units to three non-employee directors of the Company who are unaffiliated with Oaktree or MTS equal to 8,421 shares of common stock each. This number of shares represents the number of shares of the Company’s common stock having a value equal to $80, rounded down to the nearest whole share, and calculated using the average share price of the Company’s stock over the fifteen-day period preceding December 31, 2007. These restricted stock units fully vested on December 31, 2008, based on the continued service of the non-employee director through the vesting date.

Stock Bonus Award

During 2006 and 2007, the Company granted stock bonus awards to certain employees of the Company. On the issuance date, the Company issued a number of shares of the Company’s common stock (“shares”), equal to the award divided by the fair market value of the shares at that time, provided that the employee remained continuously employed through the issuance date. For the years ended December 31, 2007 and 2008, the Company recorded share-based payment related to these grants of $541 and $500, respectively.

At December 31, 2008, the total unrecognized fair value share-based payment related to the stock bonus awards granted to employees was $167, which is expected to be recognized over a remaining weighted-average period of 1.00 years. The valuation model applied in this calculation utilizes highly subjective assumptions that could potentially change over time, including the expected forfeiture rate. Therefore the amount of unrecognized share-based payment noted above does not necessarily represent the amount that will ultimately be realized by the Company in the statements of operations.

Directors’ Deferred Compensation Plan

Effective January 1, 2000, the Company established a Directors’ Deferred Compensation Plan (the “Director Plan”) for all non-employee directors. Each of the non-employee directors has elected to participate in the Director Plan and have their annual fee of $25 deferred into a stock account and converted quarterly into Phantom Shares. During 2007, the annual fee was increased to $35. Each director has the option of being paid cash or issued common stock for their Phantom Shares, which is paid or issued upon retirement, separation from the Board of Directors, or the occurrence of a change in control. This election is made once a year. On April 16, 2007, in connection with the purchase of the Company’s common stock by Oaktree and MTS from KKR, the directors who are affiliated with Oaktree and MTS (“affiliated directors”) elected not to participate in the Director Plan, and instead received annual cash compensation equal to $35, which is paid quarterly to an investment fund, not to the affiliated directors, as specified by each affiliated director. Upon separation from the Board of Directors on April 16, 2007, directors affiliated with KKR were paid cash or issued common stock, based on their applicable election, equal to their respective stock accounts on that date. For the years ended December 31, 2006, 2007 and 2008 the Company recorded director fees of $143, $387, and $419, respectively. For cash payment elections in the Director Plan, an increase (decrease) to other accrued liabilities is recorded for the difference between the current fair market value and the original issuance price of the Phantom Shares. For the issuance of common stock elections, an increase is made to APIC when director’s fees are recorded. At December 31, 2007 and 2008, $456 and $694, respectively was included in other accrued liabilities relating to the Director Plan.

5.                                      Fair Value of Financial Instruments

The Company used the following methods and assumptions in estimating fair value disclosure for financial instruments:

Cash and cash equivalents  The carrying amounts reported in the balance sheet approximate fair value due to the short-term maturity or variable rates of these instruments.

Debt  The fair value of the Company’s publicly traded notes was based on the prices of those notes at December 31, 2007 and 2008. The carrying amount of variable-rate borrowings at December 31, 2008 approximates fair value estimated based on current market rates and credit spreads for similar debt instruments.

Interest rate swaps  Fair value was determined based on the income approach and standard valuation techniques to convert future amounts to a single present amount and approximates the net gains and losses that would have been realized if the contracts had been settled at each period-end.

The estimated fair values of the Company’s financial instruments are as follows:

	December 31, 2007		December 31, 2008
	Carrying Value	Fair Value	Carrying Value	Fair Value
Cash and cash equivalents	$120,892	$120,892	$73,305	$73,305
Fixed-rate debt	290,985	280,036	289,496	246,750
Variable-rate debt	366,600	366,600	351,600	351,600
Interest rate swaps—asset position	340	340	—	—
Interest rate swaps—liability position	—	—	6,008	6,008

The Company adopted SFAS No. 157, “Fair Value Measurements” (“SFAS 157”) on January 1, 2008. There was no material impact to the results of operations, cash flows or financial position for the year ended December 31, 2008. SFAS 157 applies to all assets and liabilities that are being measured and reported on a fair value basis. SFAS 157 requires new disclosure that establishes a framework for measuring fair value in GAAP, and expands disclosure about fair value measurements. This statement enables the reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values. The statement requires that assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1  Quoted market prices in active markets for identical assets or liabilities.

Level 2  Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3  Unobservable inputs that are not corroborated by market data.

The following table summarizes the valuation of the Company’s financial instruments by the above SFAS 157 pricing levels as of December 31, 2008:

	Total	Quoted market prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Cash and cash equivalents	$73,305	$73,305	$—	$—
Derivative instruments—liability position	6,008	—	6,008	—

The Company’s derivative instruments are pay-fixed, receive-variable interest rate swaps based on London Interbank Offered Rate (“LIBOR”) swap rate. The Company has elected to use the income approach to value the derivatives, using observable Level 2 market expectations at measurement date and standard valuation techniques to convert future amounts to a single present amount assuming that participants are motivated, but not compelled to transact. Level 2 inputs for the valuations are limited to quoted prices for similar assets or liabilities in active markets (specifically futures contracts on LIBOR for the first two years) and inputs other than quoted prices that are observable for the asset or liability (specifically LIBOR cash and swap rates, and credit risk at commonly quoted intervals). Mid-market pricing is used as a practical expedient for fair value measurements. SFAS 157 states that the fair value measurement of an asset or liability must reflect the nonperformance risk of the entity and the counterparty. Therefore, the impact of the counterparty’s credit worthiness when in an asset position and the Company’s creditworthiness when in a liability position has also been factored into the fair value measurement of the derivative instruments.

6.                                      Marketable Securities

Investments with original maturities greater than 90 days are accounted for in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS 115”), and are classified accordingly by the Company at the time of purchase. In accordance with the provisions of SFAS 115, the Company’s investments in marketable securities are classified as “available-for-sale.” During 2007 the Company’s investments in marketable securities consisted of investment grade auction rate securities and debt securities. Auction rate securities are variable rate bonds tied to short-term

`interest rates with maturities on the face of the securities in excess of 90 days. Auction rate securities have interest rate resets through a modified Dutch auction, at predetermined short-term intervals, usually every 1, 7, 28 or 35 days. Auction rate securities are reported at fair value. Due to the frequent nature of their reset feature, the auction rate securities’ market prices approximate their fair value. Debt securities are carried at fair market value, and any unrealized gains or temporary unrealized losses, net of income tax effects, are reported as a component of other comprehensive income. The Company did not recognize any gains or losses associated with the sales of marketable securities during 2007 and 2008. The Company did not have any marketable securities at December 31, 2007 and 2008.

7.                                      Goodwill and Intangible Assets

Changes in the carrying amount of goodwill are as follows:

Balance at December 31, 2007	$175,804
Goodwill acquired during the period	18,934
Adjustments to goodwill during the period	(1,308)
Balance at December 31, 2008	$193,430

Intangible assets consisted of the following:

	December 31, 2007			December 31, 2008
	Gross Carrying Amount	Accumulated Amortization	Intangible Assets, net	Gross Carrying Amount	Accumulated Amortization	Intangible Assets, net
Amortizing intangible assets:
Customer contracts	$70,513	$(27,232)	$43,281	$89,853	$(33,818)	$56,035
Other	9,129	(3,598)	5,531	14,364	(5,708)	8,656
Total amortizing intangible assets	$79,642	$(30,830)	$48,812	$104,217	$(39,526)	$64,691
Intangible assets not subject to amortization			44,409			46,029
Total other intangible assets			$93,221			$110,720

The Company reviews the recoverability of the carrying value of goodwill on an annual basis or more frequently when an event occurs or circumstances change to indicate an impairment of these assets has possibly occurred. Goodwill is allocated to the Company’s various reporting units, which represent the Company’s geographical regions. The Company compares the fair value of the reporting unit to its carrying amount to determine if there is potential impairment.

The Company uses a weighted average useful life of 15 years to amortize customer contracts. Other intangible assets subject to amortization are estimated to have a weighted average useful life of four years. Amortization expense for intangible assets subject to amortization was $4,933, $5,195 and $8,696 for the years ended December 31, 2006, 2007 and 2008, respectively. The intangible assets not subject to amortization represent certificates of need and regulatory authority rights which have indefinite useful lives.

Estimated annual amortization expense for each of the fiscal years ending December 31, is presented below:

2009	$10,873
2010	10,807
2011	10,155
2012	8,537
2013	5,746

8.                                      Other Accrued Liabilities

Other accrued liabilities consisted of the following:

	December 31, 2007	December 31, 2008
Accrued systems rental and maintenance costs	$1,957	$2,223
Accrued site rental fees	1,593	1,244
Accrued property and sales taxes payable	13,486	14,867
Accrued self-insurance expense	6,865	7,380
Accrued equipment payments	1,884	4,483
Other accrued expenses	7,727	8,249
Total	$33,512	$38,446

9.                                      Long-Term Debt and Senior Subordinated Credit Facility

Long-term debt consisted of the following:

	December 31, 2007	December 31, 2008
Term loan facility	$366,600	$351,600
Senior subordinated notes	303,541	300,000
Discount on senior subordinated notes of 8.5%	(12,556)	(10,504)
Equipment debt	13,211	21,466
Long-term debt, including current portion	670,796	662,562
Less current portion	3,627	7,743
Long-term debt	$667,169	$654,819

Bank Credit Facilities  On November 2, 1999, the Company entered into a $616,000 Credit Agreement (the “Credit Agreement”) consisting of a $131,000 Tranche A Term Loan Facility, a $150,000 Tranche B Term Facility, a $185,000 Tranche C Term Loan Facility, and a Revolving Loan Facility. On June 11, 2002, the Company entered into a second amendment to its Credit Agreement in order to complete a $286,000 refinancing of its Tranche B and C term loan facility. Under the terms of the amended term loan facility, the Company received proceeds of $286,000 from a new Tranche C term loan facility, and used the entire amount of the proceeds to retire $145,500 and $140,500 owed under Tranche B and C of its existing term loan facility, respectively. The new Tranche C borrowing rate was decreased to the LIBOR plus 2.375%. The borrowing rate under the previously applicable Tranche B borrowing rate had been LIBOR plus 2.750% and the previously applicable Tranche C borrowing rate had been LIBOR plus 3.000%.

On December 29, 2004, the Company entered into a third amendment to its Credit Agreement which revised the Tranche C term loan facility (“Tranche C1”) resulting in incremental borrowings of $154,000 and decreased the maximum amount of availability under the existing revolving loan facility from $150,000 to $70,000. The proceeds from the amendment were used to complete a cash tender offer to retire $256,459 of the $260,000 10 3/8% Senior Subordinated Notes due 2011, as discussed below. The Tranche C1 borrowing rate decreased to LIBOR plus 2.250%. On December 19, 2005 the Company entered into a fourth amendment to its Credit Agreement which revised the Company’s maximum consolidated leverage ratio covenant to a level not to exceed 4.00 to 1.00 as of the last day of any fiscal quarter until the expiration of the agreement. Prior to the fourth amendment, the Company’s maximum consolidated leverage ratio covenant was 3.75 to 1.00 as of the last day of any fiscal quarter beginning March 31, 2006 to the expiration of the agreement. The fourth amendment also requires the Company to maintain a maximum consolidated senior leverage ratio covenant at a level not to exceed 3.00 to 1.00 as of the last day of any fiscal quarter. The amendment increased the Tranche C1 LIBOR margin from an annual rate of 2.250% to 2.500%. In connection with the amendment, the Company incurred an amendment fee of $594.

At December 31, 2007 and 2008, the Company did not have any borrowings outstanding under the revolving loan facility. Approximately $15,000 of its $70,000 revolving line of credit is held by Lehman Commercial Paper, Inc. (“LCPI”), a subsidiary of Lehman Brothers, which has filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. The Company does not expect that LCPI would fund this commitment if requested to do so. The Company intends to replace LCPI as a lender under its revolving line of credit to the extent the Company is able to do so, given the current condition of the global financial markets. To the extent the Company is not able to replace LCPI as a lender under the revolving line of credit, the Company does not expect that LCPI’s inability to fund its commitment would have a material adverse impact on the Company’s liquidity. As of December 31, 2008, excluding the commitment of LCPI, the Company had $50,145 of available borrowings under its revolving line of credit. The Company’s Credit Agreement, as amended, governs the Tranche C1 and the revolving loan facility with the same security provisions and the revised restrictive covenants which, among other things, limit the incurrence of additional indebtedness, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, liens and encumbrances, and restrictive payments. As of December 31, 2008, the Company was in compliance with all covenants under the Credit Agreement. Voluntary prepayments are permitted in whole or in part without premium or penalty. The Company has made voluntary prepayments on the Tranche C1 term loan facility. As noted in the maturities schedule, principal payments are required in 2011 for the Tranche C1 term loan facility. Interest under Tranche C1 and the revolving loan facility is variable based on the Company’s leverage ratio and changes in specified published rates and the bank’s prime lending rate.

The weighted average interest rate of Tranche C1 at December 31, 2007 and 2008 was 7.135% and 5.232%, respectively. There were no borrowings outstanding under the revolving loan facility at December 31, 2007 or 2008. The Company pays a commitment fee equal to 0.50% per annum on the undrawn portion available under the revolving loan facility. The Company also pays variable per annum fees in respect of outstanding letters of credit. At December 31, 2008 the Company had $4,855 of outstanding letters of credit. The Credit Agreement is collateralized by the Company’s equity interests in its majority owned subsidiaries, partnerships and limited liability companies and its unencumbered assets, which include accounts receivable, inventory, equipment, and intellectual property.

10 3/8% Senior Subordinated Notes  In December 2004 the Company completed a cash tender offer for any and all of its outstanding 10 3/8% Notes. The Company redeemed the 10 3/8% Notes at a redemption price equal to 113.856% of the principal amount, together with the accrued interest to the redemption date. The Company used the remaining proceeds from Tranche C1, proceeds from the sale of the original 7 1/4% Notes described below, and existing cash to settle the tender premium and consent payment. In April 2008, the Company paid the remaining balance of $3,541 related to the 10 3/8% Senior Subordinated Notes and recorded $61 in loss on extinguishment of debt.

7 1/4% Senior Subordinated Notes  On December 29, 2004, the Company issued $150,000 of its 7 1/4% Senior Subordinated Notes due 2012 (the “original 7 1/4% Notes”) in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, and used the proceeds to repay a portion of its 10 3/8% Notes. The original 7 1/4% Notes were subsequently registered on February 1, 2005. On December 4, 2007, the Company issued an additional $150,000 of its 7 1/4% Senior Subordinated Notes due 2012 (the “new 7 1/4% Notes”) in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended. The new 7 1/4% Notes were subsequently registered on January 25, 2008 and are fully guaranteed by the Company. No subsidiary of the Company guarantees these Notes. The new 7 1/4% Notes were issued at a discount of 8.5%, which is being amortized to interest expense through the maturity date of the notes. The new 7 1/4% Notes have terms that are substantially identical to the Company’s original 7 1/4% Notes, but were issued under a new indenture and are therefore a separate series of notes. The Company used a portion of the net proceeds from the issuance of the new 7 1/4% Notes to repay and terminate the Acquisition Credit Facility (as described below). The remaining net proceeds will be used for general corporate purposes, which may include acquisitions. The original 7 1/4% Notes and the new 7 1/4% Notes are collectively referred to as the “7 1/4% Notes.” The 7 1/4% Notes contain restrictive covenants which, among other things, limit the incurrence of additional indebtedness, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, liens and encumbrances, and restrictive payments. The 7 1/4% Notes are unsecured senior subordinated obligations and are subordinated in right of payment to all existing and future senior debt, including bank debt, and all obligations of its subsidiaries. At December 31, 2008, the Company had an unamortized discount of $10,504 related to the new 7 1/4% Notes. As of December 31, 2008, the Company was in compliance with all covenants contained in the 7 1/4% Notes.

Acquisition Credit Facility  On November 5, 2007, the Company completed an Acquisition Credit Agreement for a $50,000 six-month term loan facility, maturing May 5, 2008. The proceeds of the term loan facility were incurred to finance the NEHE Acquisition. The facility bore interest at 8.50% for the period the term loan facility was outstanding. The Acquisition Credit Facility was repaid and terminated on December 4, 2007, with the net proceeds from the issuance of the new 7 1/4% Notes.

The maturities of long-term debt as of December 31, 2008 are as follows:

		Bank Credit Facilites
	Tranche C1	Subordinated Notes	Equipment Loans	Total
Year ending December 31:
2009	$—	$—	$7,743	$7,743
2010	—	—	5,637	5,637
2011	351,600	—	3,081	354,681
2012	—	300,000	2,014	302,014
2013	—	—	1,612	1,612
Thereafter	—	—	1,379	1,379
	$351,600	$300,000	$21,466	$673,066

10.                               Earnings Per Common Share

The following table sets forth the computation of basic and diluted earnings per share (amounts in thousands, except per share amounts):

	Year Ended December 31,
	2006	2007	2008
Numerator:
Net income attributable to Alliance
HealthCare Services, Inc.	$18,632	$16,232	$16,523
Denominator:
Weighted-average shares-basic	49,780	50,563	51,296
Effect of dilutive securities:
Employee stock options	555	1,019	863
Weighted-average shares-diluted	50,335	51,582	52,159

Earnings per common share attributable to Alliance HealthCare Services, Inc.:
Basic	$0.37	$0.32	$0.32
Diluted	$0.37	$0.31	$0.32

Stock options excluded from the computation of diluted per share amounts:
Weighted- average shares for which the exercise price exceeds average market price of common stock	801	536	927
Average exercise price per share that exceeds average market price of common stock	$11.28	$11.79	$10.59

11.                               Derivatives

In the second quarter of 2004, the Company entered into interest rate swap agreements, with notional amounts of $56,813, $46,813 and $48,438 to manage the future cash interest payments associated with a portion of the Company’s variable rate bank debt. These agreements were three years in length. Two of these agreements matured in the second quarter of 2007 and the last agreement matured in the fourth quarter of 2007. Under these arrangements, the Company received three- month LIBOR and paid a fixed rate of 3.15%, 3.89% and 3.69%, respectively. The net effect was to record interest expense at fixed rates of 5.65%, 6.39% and 6.19%, respectively, as the debt incurred interest based on three-month LIBOR plus 2.50%. For the years ended December 31, 2006 and 2007, the Company received net settlement amounts of $2,148 and $1,243, respectively. Changes in the fair value of the swap agreements were recorded in interest expense and other each period, as these transactions did not qualify for hedge accounting treatment. For the years ended December 31, 2006 and 2007, the Company recognized interest expense and other of $1,097 and $1,726, respectively, based on the change in fair value of these instruments, respectively.

In the first quarter of 2005, the Company entered into multiple interest rate collar agreements for its variable rate bank debt. The total underlying notional amount of the debt was $178,000. Under these arrangements the Company purchased a cap on the interest rate of 4.00% and sold a floor of 2.25%. The Company paid a net purchase price of $1,462 for these collars. These agreements were two and three years in length and matured at various dates between January 2007 and January 2008. For the years ended December 31, 2006, 2007 and 2008, the Company received a net settlement amount of $1,271, $2,049 and $341, respectively. The Company designated these collars as cash flow hedges of variable future cash flows associated with its long-term debt. For the years ended December 31, 2006, 2007 and 2008, the Company recognized a comprehensive loss, net of tax, of $159, $1,151, and $205, respectively, based on the change in fair value of these instruments.

In the first quarter of 2008, the Company entered into two interest rate swap agreements in accordance with Company policy in order to avoid unplanned volatility in the income statement due to changes in the LIBOR interest rate environment. The swap agreements, with a total notional amount of $185,438, were entered into to hedge future cash interest payments associated with a portion of the Company’s variable rate bank debt (the “2008 swaps”). These agreements are three years in length and mature in 2011. As discussed below, the Company elected to terminate one of the swaps (“Lehman Swap”) in February 2009. Under the terms of these agreements, the Company receives three-month LIBOR and pays a fixed rate of 3.15%. The net effect of the hedges is to record interest expense at a fixed rate of 5.65%, as the debt incurs interest based on three-month LIBOR plus 2.50%. For the year ended December 31, 2008, the Company paid a net settlement amount of $157. The Company designated these swaps as cash flow hedges of future cash flows associated with its variable rate long-term debt. The Company will record effective changes in the fair value of the swaps through comprehensive income (loss) during the period these instruments are designated as hedges. For the year ended December 31, 2008, the Company recognized comprehensive loss, net of tax, of $2,159, based on the change in fair value of these instruments.

On September 15, 2008, Lehman Brothers Holding, Inc. (“LHI”) filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. On October 6, 2008, LCPI filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. One of the Company’s 2008 swaps with a notional amount of $92,719, which expires January 31, 2011, is with LCPI. As of September 12, 2008 hedge accounting was terminated and all further changes in the fair market value of the swap are being recorded in interest expense and other. Comprehensive income (loss) related to effective unrealized gains or losses on the fair value of the swap through September 12, 2008 remain in accumulated comprehensive income (loss) on the balance sheet and will be amortized into interest expense and other as the underlying interest payments are recognized in earnings. The swap was valued using the income approach with observable Level 2 market expectations at the measurement date and standard valuation techniques to convert future amounts to a single discounted present amount. The fair market value of the swap at September 30, 2008 was an asset of $692 which was adjusted to zero as collectability was deemed uncertain due to the LHI bankruptcy filing. The Company included the write down of the asset in interest expense and other for the year ended December 31, 2008. The Company included $2,426 in interest expense and other related to the fair value adjustment for this swap, based on the change in fair value of this instrument.

During the first quarter of 2009, the Company replaced the Lehman Swap with an interest rate swap agreement which has a notional amount of $92,719 and has been designated as a cash flow hedge of variable future cash flows associated with a portion of the Company’s long term debt. Under the terms of this agreement, which matures in January 2011, the Company receives three-month LIBOR and pays a fixed rate of 3.15%. The net effect of the hedges is to record interest expense at a fixed rate of 5.65%, as the debt incurs interest based on three-month LIBOR plus 2.50%.

Additionally, during the first quarter of 2009, the Company entered into an interest rate swap agreement which has a notional amount of $56,813, to hedge future cash interest payments associated with a portion of the Company’s variable rate bank debt. Under the terms of this agreement, which matures in November 2011, the Company receives three-month LIBOR and pays a fixed rate of 2.07%. The net effect of the hedge is to record interest expense at a fixed rate of 4.57%, as the debt incurs interest based on three-month LIBOR plus 2.50%.

The Company accounts for derivative instruments and hedging activities in accordance with the provisions of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) and SFAS 138, “Accounting for Certain Derivative Instruments and Hedging Activities” (“SFAS 138”), an amendment of SFAS 133. On the date the Company enters into a derivative contract, management designates the derivative as a hedge of the identified exposure. The Company does not enter into derivative instruments that do not qualify as cash flow hedges as described in SFAS 133 and SFAS 138. The Company formally documents all relationships between hedging instruments and hedged items, as well as the risk-management objective and strategy for undertaking various hedge transactions. In this documentation, the Company specifically identifies the firm commitment or forecasted transaction that has been designated as a hedged item and states how the hedging instrument is expected to hedge the risks related to the hedged item. The Company formally assesses effectiveness of its hedging relationships, both at the hedge inception and on an ongoing basis, in accordance with its risk management policy. The Company measures ineffectiveness on an ongoing basis. The Company would discontinue hedge accounting prospectively (i) if it is determined that the derivative is no longer effective in offsetting change in the cash flows of a hedged item, (ii) when the derivative expires or is sold, terminated or exercised, (iii) because it is probable that the forecasted transaction will not occur, (iv) because a hedged firm commitment no longer meets the definition of a firm commitment, or (v) if management determines that designation of the derivative as a hedge instrument is no longer appropriate. The Company’s derivatives are recorded on the balance sheet at their fair value. For derivatives accounted for as cash flow hedges any effective unrealized gains or losses on fair value are included in comprehensive income (loss), net of tax and any ineffective gains or losses are recognized in income immediately.

12.                               Commitments and Contingencies

The Company has maintenance contracts with its equipment vendors for substantially all of its diagnostic imaging and radiation oncology equipment. The contracts are between one and five years from inception and extend through the year 2013, but may be canceled by the Company under certain circumstances. The Company’s total contract payments for the years ended December 31, 2006, 2007 and 2008 were $41,369, $40,914 and $44,783, respectively. At December 31, 2008, the Company had binding equipment purchase commitments totaling $27,916.

The Company leases office and warehouse space and certain equipment under non-cancelable operating leases. The office and warehouse leases generally call for minimum monthly payments plus maintenance and inflationary increases. The future minimum payments under such leases are as follows:

Year ending December 31:
2009	$5,492
2010	3,839
2011	2,662
2012	2,467
2013	1,058
Thereafter	3,833
$19,351

The Company’s total rental expense, which includes short-term equipment rentals, for the years ended December 31, 2006, 2007 and 2008 was $9,744, $8,166 and $9,117 respectively.

The Company has applied the disclosure provisions of FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” to its agreements that contain guarantee or indemnification clauses. These disclosure provisions expand those required by FASB Statement No. 5, “Accounting for Contingencies,” by requiring a guarantor to disclose certain type of guarantees, even if the likelihood of requiring the guarantor’s performance is remote. The following is a description of arrangements in which the Company is the guarantor or indemnifies a party.

In the normal course of business, the Company has made certain guarantees and indemnities, under which it may be required to make payments to a guaranteed or indemnified party, in relation to certain transactions. The Company indemnifies other parties, including customers, lessors, and parties to other transactions with the Company, with respect to certain matters. The Company has agreed to hold the other party harmless against losses arising from certain events as defined within the particular contract, which may include, for example, litigation or claims arising from a breach of representations or covenants. In addition, the Company has entered into indemnification agreements with its executive officers and directors and the Company’s bylaws contain similar indemnification obligations. Under these arrangements, the Company is obligated to indemnify, to the fullest extent permitted under applicable law, its current or former officers and directors for various amounts incurred with respect to actions, suits or proceedings in which they were made, or threatened to be made, a party as a result of acting as an officer or director.

It is not possible to determine the maximum potential amount under these indemnification agreements due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. Historically, payments made related to these indemnifications have been immaterial. At December 31, 2008 the Company has determined that no liability is necessary related to these guarantees and indemnities.

The Company from time to time is involved in routine litigation and regulatory matters incidental to the conduct of its business. The Company believes that resolution of such matters will not have a material adverse effect on its consolidated results of operations or financial position.

13.                               401(k) Savings Plan

The Company established a 401(k) Savings Plan (the “Plan”) in January 1990. Effective August 1, 1998, the Plan was amended and restated in its entirety. Currently, all employees who are over 21 years of age are eligible to participate after attaining three months of service. Employees may contribute between 1% and 25% of their annual compensation. The Company matches 50 cents for every dollar of employee contributions up to 5% of their annual compensation, subject to the limitations imposed by the Internal Revenue Code. Employees vest in employer contributions 25% per year, over 4 years. The Company may also make discretionary contributions depending on profitability. No discretionary contributions were made in 2006, 2007 or 2008. The Company incurred and charged to expense $1,482, $1,519 and $1,683 during 2006, 2007 and 2008, respectively, related to the Plan.

14.                               Income Taxes

The provision for income taxes shown in the consolidated statements of operations consists of the following:

	Year Ended December 31,
	2006	2007	2008
Current:
Federal	$1,055	$947	$36
State	680	2,242	1,809
Total current	1,735	3,189	1,845
Deferred:
Federal	9,362	8,318	9,540
State	935	137	379
Total deferred	10,297	8,455	9,919
Total provision for income taxes	$12,032	$11,644	$11,764

Significant components of the Company’s net deferred tax assets (liabilities) at December 31 are as follows:

	2007	2008
Basis differences in equipment	$(75,811)	$(85,209)
Basis differences in intangible assets	(24,663)	(23,734)
Net operating losses	4,708	8,773
Accounts receivable	3,347	3,304
State income taxes	5,397	5,667
Accruals not currently deductible for income tax purposes	10,451	9,641
Basis differences associated with acquired investments	(3,108)	(7,511)
Other	3,708	4,652
Total deferred taxes	(75,971)	(84,417)
Valuation allowance	—	—
Net deferred taxes	$(75,971)	$(84,417)
Current deferred tax asset	$16,091	$17,719
Noncurrent deferred tax liability	(92,062)	(102,136)
Net deferred taxes	$(75,971)	$(84,417)

A reconciliation of the expected total provision for income taxes, computed using the federal statutory rate on income is as follows:

	Year Ended December 31,
	2006	2007	2008
U.S. Federal tax expense at statutory rates	$9,578	$7,713	$9,349
State income taxes, net of federal benefit	1,050	1,546	1,422
Noncontrolling interest	(726)	(604)	(1,061)
Earnings from unconsolidated investees	1,880	2,648	1,612
Other	250	341	442
Provision for income taxes	$12,032	$11,644	$11,764

As of December 31, 2008, the Company had net operating loss (“NOL”) carryforwards of approximately $24,301 and $3,688 for federal and state income tax purposes, respectively. These loss carryforwards will expire at various dates from 2009 through 2024. As of December 31, 2008, the Company also had alternative minimum tax credit carryforwards of $3,513 with no expiration date.

The deferred tax liability created in connection with the 2007 acquisition of NEHE was approximately $10,947 and was primarily comprised of non deductible intangible assets.

Effective January 1, 2007, the Company adopted FIN 48. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The cumulative effect, if any, of applying FIN 48 is to be reported as an adjustment to the opening balance of retained earnings in the year of adoption. The impact of the Company’s reassessment of its tax positions in accordance with FIN 48 did not have a material effect on the results of operations, financial condition or liquidity.

As of December 31, 2008, the Company has provided a liability of $1,892 for unrecognized tax benefits related to various federal and state income tax matters. The tax effected amount would reduce the Company’s effective income tax rate if recognized.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance at January 1, 2008	$1,848
Additions based on tax positions related to the current year	341
Additions for tax positions of prior years	51
Reductions as a result of tax positions taken during the prior period	(263)
Reductions as a result of lapse of statute of limitations	(85)
Settlements	—
Balance at December 31, 2008	$1,892

The Company recognizes accrued interest and penalties related to unrecognized tax benefits in income tax expense. As of December 31, 2008, the Company had approximately $292 in accrued interest and penalties which is included as a component of the $1,892 unrecognized tax benefit noted above.

The Company is subject to U.S. federal income tax as well as income tax of multiple state tax jurisdictions. The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ended December 31, 2005 through 2007. The Company and its subsidiaries state income tax returns are open to audit under the statute of limitations for the years ended December 31, 2004 through 2007. The Company does not anticipate a significant change to the total amount of unrecognized tax benefits within the next 12 months.

15.                               Related-Party Transactions

The Company recorded management fees payable to KKR of $650 in 2006 for financial advisory services received from KKR. The Company recorded management fees payable to KKR of $193 through the period ended April 16, 2007. As of April 16, 2007, KKR was no longer an affiliate of the Company and no longer provides financial advisory services.

On April 16, 2007, Oaktree and MTS purchased 24,501,505 shares of the Company’s common stock from a fund managed by an affiliate of KKR. Upon completion of the transaction, Oaktree and MTS owned in the aggregate approximately 49.7% of the outstanding shares of common stock of the Company. The Company does not pay management fees to Oaktree and MTS for their financial advisory services to the Company.

Revenues from management agreements with unconsolidated equity investees was $16,242, $16,739 and $17,130 during 2006, 2007 and 2008, respectively. The Company provides services as part of its ongoing operations for and on behalf of the unconsolidated equity investees, which is included in the management agreement revenue, who reimburse the Company for the actual amount of the expenses incurred. The Company records the expenses as costs of revenues and the reimbursement as revenue in its consolidated statements of operations. For the years ended December 31, 2006, 2007 and 2008 the amounts of the revenues and expenses were $13,987, $13,496 and $13,718, respectively.

16.                               Investments in Unconsolidated Investees

The Company has direct ownership in seven unconsolidated investees at December 31, 2008. The Company owns between 33.3% and 50% of these investees, and provides management services under agreements with five of these investees, expiring at various dates through 2025. All of these investees are accounted for under the equity method since the Company does not exercise control over the operations of these investees.

Set forth below is certain financial data for Alliance-HNI, LLC and Subsidiaries, one of the Company’s unconsolidated investees:

	December 31,
	2007	2008
Balance Sheet Data:
Current assets	$6,955	$6,466
Noncurrent assets	14,720	14,199
Current liabilites	4,693	4,833
Noncurrent liabilites	4,627	5,704

	Years Ended December 31,
	2006	2007	2008
Combined Operating Results:
Revenues	$27,764	$28,249	$26,703
Expenses	18,840	18,847	18,240
Net income	8,924	9,402	8,463
Earnings from unconsolidated investee	4,462	4,701	4,202

Set forth below is certain financial data for the aggregate of the Company’s unconsolidated investees, including Alliance-HNI, LLC and its subsidiaries:

	December 31,
	2007	2008
Balance Sheet Data:
Current assets	$10,904	$9,599
Noncurrent assets	23,147	19,881
Current liabilites	7,760	7,219
Noncurrent liabilites	9,624	8,450

	Years Ended December 31,
	2006	2007	2008
Combined Operating Results:
Revenues	$40,519	$36,302	$36,604
Expenses	30,754	26,717	27,073
Net income	9,765	9,585	9,531
Earnings from unconsolidated investee	5,371	7,567	4,605

17.                               Quarterly Financial Data (Unaudited)

The following table sets forth selected unaudited quarterly information for the Company’s last eight fiscal quarters. This information has been prepared on the same basis as the Consolidated Financial Statements and all necessary adjustments (which consisted only of normal recurring adjustments) have been included in the amounts stated below to present fairly the results of such periods when read in conjunction with the Consolidated Financial Statements and related notes included elsewhere herein.

	Quarter Ended
	Mar. 31, 2007	Jun. 30, 2007	Sep. 30, 2007	Dec. 31, 2007
Revenues	$109,406	$111,756	$110,162	$113,595
Cost of revenues, excluding depreciation and amortization	56,177	58,152	58,829	62,313
Income before income taxes and earnings from unconsolidated investees	6,660	6,738	6,062	2,576
Net income	6,192	5,249	4,270	2,248
Net income attributable to Alliance HealthCare Services, Inc.	5,671	4,778	3,947	1,836
Earnings per common share attributable to Alliance HealthCare Services, Inc.:
Basic	$0.11	$0.09	$0.08	$0.04
Diluted	$0.11	$0.09	$0.08	$0.04

	Quarter Ended
	Mar. 31, 2008	Jun. 30, 2008	Sep. 30, 2008	Dec. 31, 2008
Revenues	$119,121	$122,781	$128,125	$125,807
Cost of revenues, excluding depreciation and amortization	62,782	63,487	67,047	68,437
Income before income taxes and earnings from unconsolidated investees	5,459	9,230	10,145	1,878
Net income	4,006	6,164	7,215	2,168
Net income attributable to Alliance HealthCare Services, Inc.	3,412	5,122	6,331	1,658
Earnings per common share attributable to Alliance HealthCare Services, Inc.:
Basic	$0.07	$0.10	$0.12	$0.03
Diluted	$0.07	$0.10	$0.12	$0.03

The Company experiences seasonality in the revenues and margins generated for its services. In 2007 and 2008, the first and second quarters had more scanning days than the third and fourth quarters. Third and fourth quarter revenues are affected by holiday and client and patient vacation schedules, resulting in fewer scans during the period. The first quarter of 2008 benefited from one extra calendar day due to leap year. The second half of 2008 has 3.6 less scanning days than the first half of 2008. The variability in margins is higher than the variability in revenues due to the fixed nature of the Company’s costs.

18.                               Subsequent Events

During the first quarter of 2009, (as described in Note 11 of the Notes to the Consolidated Financial Statements) the Company replaced the Lehman Swap with an interest rate swap agreement which has a notional amount of $92,719 and has been designated as a cash flow hedge of variable future cash flows associated with a portion of the Company’s long term debt. Under the terms of this agreement, which matures in January 2011, the Company receives three-month LIBOR and pays a fixed rate of 3.15%. The net effect of the hedges is to record interest expense at a fixed rate of 5.65%, as the debt incurs interest based on three-month LIBOR plus 2.50%.

Additionally, during the first quarter of 2009, the Company entered into an interest rate swap agreement which has a notional amount of $56,813, to hedge future cash interest payments associated with a portion of the Company’s variable rate bank debt. Under the terms of this agreement, which matures in November 2011, the Company receives three-month LIBOR and pays a fixed rate of 2.07%. The net effect of the hedge is to record interest expense at a fixed rate of 4.57%, as the debt incurs interest based on three-month LIBOR plus 2.50%.